                                                                     Exhibit 2.1





                               AGREEMENT OF MERGER

                            DATED AS OF JULY 28, 2000

                                      AMONG

                               HARRIS CORPORATION,

                              WT ACQUISITION CORP.

                                 WAVTRACE, INC.

                                       AND

                             THOMAS T. VAN OVERBEEK

                                TABLE OF CONTENTS

                                                                          PAGE


ARTICLE I  DEFINITIONS.......................................................2
     1.1.  Definitions.......................................................2

ARTICLE II  THE MERGER.......................................................8
     2.1.  Surviving Corporation.............................................8
     2.2.  Effects of the Merger.............................................8
     2.3.  Articles of Incorporation, Bylaws, Directors and Officers.........9

ARTICLE III  CONVERSION OF SHARES; DETERMINATION OF PURCHASE PRICE...........9
     3.1.  Conversion Terms..................................................9
     3.2.  Determination of Purchase Price...................................9
     3.3.  Exchange Procedures..............................................12

ARTICLE IV  CLOSING.........................................................14
     4.1.  Closing Date.....................................................14
     4.2.  Filing Articles of Merger and Effectiveness......................14
     4.3.  Parent's Deliveries..............................................15
     4.4.  Mergerco's Deliveries............................................15
     4.5.  The Company's Deliveries.........................................16

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDER
           REPRESENTATIVE...................................................16
     5.1.  Organization and Capital Structure...............................17
     5.2.  Subsidiaries and Investments.....................................18
     5.3.  Authority........................................................18
     5.4.  Financial Statements.............................................19
     5.5.  Operations Since Balance Sheet Date..............................19
     5.6.  No Undisclosed Liabilities.......................................22
     5.7.  Taxes............................................................22
     5.8.  Availability of Assets and Legality of Use.......................23
     5.9.  Governmental Permits.............................................23
     5.10.  Real Property...................................................24
     5.11.  Real Property Leases............................................24
     5.12.  Condemnation....................................................24
     5.13.  Personal Property...............................................25
     5.14.  Personal Property Leases........................................25
     5.15.  Intellectual Property; Software.................................25
     5.16.  Title to Property...............................................28
     5.17.  Employee Benefit Plans..........................................28
     5.18.  Employee Relations..............................................32
     5.19.  Contracts; Product Warranties...................................32

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     5.20.  Status of Contracts.............................................33
     5.21.  No Violation, Litigation or Regulatory Action...................34
     5.22.  Environmental Matters...........................................34
     5.23.  Insurance.......................................................36
     5.24.  Customers and Suppliers.........................................37
     5.25.  Budgets.........................................................37
     5.26.  Consent Materials...............................................37
     5.27.  Required Vote of Shareholders...................................38
     5.28.  No Finder.......................................................38
     5.29.  Ultimate Parent Entity..........................................38
     5.30.  Disclosure......................................................38

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO...........38
     6.1.  Organization and Capital Structure...............................38
     6.2.  Authority........................................................39
     6.3.  Information Supplied by Parent for Consent Materials.............40
     6.4.  No Finder........................................................40

ARTICLE VII  ACTION PRIOR TO THE EFFECTIVE TIME.............................40
     7.1.  Action by the Company; Shareholder Meeting and Preparation of
           the Consent Materials............................................40
     7.2.  Action by Parent.................................................41
     7.3.  Investigation of the Company by Parent...........................41
     7.4.  Preserve Accuracy of Representations and Warranties..............42
     7.5.  Consents of Third Parties; Governmental Approvals................42
     7.6.  Conduct of Business Prior to the Effective Time..................42
     7.7.  Notification by the Company of Certain Matters...................45
     7.8.  Mutual Cooperation; Reasonable Best Efforts......................46
     7.9.  Company Stock Options............................................46
     7.10.  State Takeover Laws.............................................48
     7.11.  Termination of Company 401(k) Plan..............................48

ARTICLE VIII  ADDITIONAL AGREEMENTS.........................................48
     8.1.  Employee Benefits................................................48

ARTICLE IX  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGERCO......48
     9.1.  No Misrepresentation or Breach of Covenants and Warranties.......48
     9.2.  No Changes or Destruction of Property............................49
     9.3.  No Restraint or Injunction.......................................49
     9.4.  Necessary Governmental Approvals.................................49
     9.5.  Necessary Consents...............................................49
     9.6.  Shareholder Approval and Conversion of Preferred Stock...........50
     9.7.  Dissenters' Rights...............................................50
     9.8.  Effective Agreements.............................................50
     9.9.  Other Convertible Securities.....................................50

                                       ii
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     9.10.  Agreement with Wideband.........................................50
     9.11.  Opinion of Intellectual Property Counsel........................50

ARTICLE X  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY...............51
     10.1.  No Misrepresentation or Breach of Covenants and Warranties......51
     10.2.  No Restraint or Injunction......................................51
     10.3.  Necessary Governmental Approvals................................51
     10.4.  Shareholder Approval............................................51
     10.5.  Effective Agreements. The Escrow Agreement shall be in full force and effect................................................51

ARTICLE XI  TERMINATION.....................................................51
     11.1.  Termination Rights..............................................51
     11.2.  Notice of Termination...........................................52
     11.3.  Effect of Termination...........................................52

ARTICLE XII  GENERAL PROVISIONS.............................................52
     12.1.  Survival of Obligations.........................................52
     12.2.  Confidential Nature of Information..............................52
     12.3.  No Public Announcement..........................................53
     12.4.  Notices.........................................................53
     12.5.  Successors and Assigns; Shareholder Representative..............54
     12.6.  Entire Agreement; Amendments....................................56
     12.7.  Interpretation..................................................56
     12.8.  Waivers.........................................................56
     12.9.  Fees and Expenses...............................................56
     12.10.  Partial Invalidity.............................................57
     12.11.  Execution in Counterparts......................................57
     12.12.  Further Assurances.............................................57
     12.13.  Governing Law..................................................57







EXHIBITS
A        Foster Employment Agreement
B        Escrow Agreement
C        Non-Competition Agreement
D        Opinion of Company Counsel
E        Release
F        Foster Non-Competition Agreement

                                     iii
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SCHEDULES

A        Significant Shareholders
B        Employee to Execute Employment Agreement
C        Persons to Execute Non-Competition Agreements
D        Shareholders to Execute Releases
1.1      Exceptions to Agreed Accounting Principles
5.1      Organization and Capital Structure
5.3      Noncontravention
5.4      Financial Statements
5.5(A)   Operations Since Balance Sheet Date
5.5(B)   Conduct of Business Since Balance Sheet Date
5.7      Taxes
5.9      Governmental Permits
5.10     Owned Real Property
5.11     Leased Real Property
5.13     Owned Personal Property
5.14     Leased Personal Property
5.15     Intellectual Property; Software
5.16     Title to Property
5.17(A)  ERISA Benefit Plans
5.17(B)  Non-ERISA Commitments
5.17(C)  Multiemployer Plans
5.17(E)  Plan Administration
5.17(F)  Liability Under Plans
5.17(I)  List of Employees
5.17(K)  Conflicts of Interest
5.18     Employee Relations
5.19     Contracts; Product Warranties
5.21     Violations, Litigation and Regulatory Actions
5.22     Environmental Matters
5.23     Insurance
5.24     Customers and Suppliers
5.25     Budgets
7.9      Company Options
9.5      Necessary Consents

                                       iv
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                               AGREEMENT OF MERGER

     AGREEMENT OF MERGER, dated as of July 28, 2000, among Harris Corporation, a Delaware corporation ("PARENT"), WT Acquisition Corp., a Washington corporation ("MERGERCO"), Wavtrace, Inc., a Washington corporation (the "COMPANY"), and Thomas T. van Overbeek, a natural person (the "SHAREHOLDER REPRESENTATIVE") (Mergerco and the Company being hereinafter sometimes referred to as the "CONSTITUENT CORPORATIONS").

                              W I T N E S S E T H:

     WHEREAS, Mergerco is a Washington corporation having an authorized capital of 1,000 shares of common stock, par value $ .01 per share, all of which are issued and outstanding and owned of record and beneficially by Parent; and

     WHEREAS, the Company is a Washington corporation having an authorized capital of (i) 60,000,000 shares of common stock, par value $.001 per share (the "COMPANY COMMON STOCK"), of which, as of the date hereof, 4,295,769 shares are issued and outstanding, and (ii) 41,000,000 shares of preferred stock, par value $.001 per share (the "PREFERRED STOCK"), of which (A) 4,986,142 shares have been designated Series A Preferred Stock (of which, as of the date hereof, 4,686,666 shares are issued and outstanding and are convertible into 5,957,627 shares of Company Common Stock), (B) 4,044,668 shares have been designated Series B Preferred Stock (of which, as of the date hereof, 4,014,668 shares are issued and outstanding), and are convertible into 8,961,313 shares of Company Common Stock), and (C) 31,969,190 shares have been designated Series C Preferred Stock (of which, as of the date hereof, 26,916,467 shares are issued and outstanding); and are convertible into 26,916,467 shares of Company Common Stock); and

     WHEREAS, the Company is engaged in the business of the design and manufacturing of telecommunications equipment; and

     WHEREAS, the respective Boards of Directors of the Constituent Corporations and of Parent have adopted the merger (the "MERGER") of Mergerco into the Company pursuant to the terms and conditions of this Agreement, and the Board of Directors of the Company has directed that this Agreement be submitted to the Company's shareholders for approval; and

     WHEREAS, Parent and each of the individuals and entities identified on SCHEDULE A (the "SIGNIFICANT SHAREHOLDERS") have entered into Voting Agreements (the "VOTING AGREEMENTS") dated as of the date hereof; and

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     WHEREAS, Parent, Mergerco, the Company and the Shareholder Representative
desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:


                                   ARTICLE I

                                   DEFINITIONS

     1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this SECTION 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.


     "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.


     "AGREED ACCOUNTING PRINCIPLES" means generally accepted accounting principles consistently applied, PROVIDED that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the Audited Financial Statements included in SCHEDULE 5.4; and, PROVIDED, FURTHER, that, notwithstanding the foregoing, Agreed Accounting Principles shall include the accounting policies and be subject to the exceptions described in SCHEDULE 1.1.


     "BALANCE SHEET" means the audited balance sheet of the Company as of December 31, 1999 included in SCHEDULE 5.4.


     "BALANCE SHEET DATE" means December 31, 1999.


     "BEST KNOWLEDGE" or "KNOWLEDGE" or any similar reference or derivation thereof, means with reference to a party hereto the current conscious awareness of any of the directors and officers of any such party, including any knowledge or awareness of facts or circumstances that any such party should have discovered after due inquiry.


     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss. 9601 ET SEQ., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.


     "CLOSING" means the closing of the Merger of Mergerco with and into the Company in accordance with ARTICLE IV.


     "CLOSING CONSIDERATION" means a dollar amount equal to the Purchase Price LESS the Escrow Amount.

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     "CODE" means the Internal Revenue Code of 1986, as amended from time to time.


     "COMPANY ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by the Company under this Agreement or in connection herewith.


     "COMPANY GROUP" means any "affiliated group" (as defined in SECTION 1504(a) of the Code without regard to the limitations contained in SECTION 1504(b) of the Code) that, at any time on or before the Effective Time, includes or has included the Company or any predecessor of or successor to the Company (or another such predecessor or successor), or any other group of corporations which, at any time on or before the Effective Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the Company (or another such predecessor or successor).


     "COMPANY PROPERTY" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Company (including any surface water thereon or adjacent thereto and any soil or ground water thereunder), whether currently or at any previous time.

     "CONTAMINANT" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

     "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.


     "DISSENTERS' SHARES" means shares of Company Common Stock with respect to which appraisal rights shall have been properly perfected in accordance with the WBCA.


     "EMPLOYMENT AGREEMENTS" means the Employment Agreements between the Company and the individuals identified on SCHEDULE B, in a form mutually agreed to by the parties thereto.


     "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind.


     "ENVIRONMENTAL ENCUMBRANCE" means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.

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     "ENVIRONMENTAL LAW" means all Requirements of Laws derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof.


     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any regulations promulgated thereunder.


     "ESCROW AGENT" means that Person who shall be mutually selected by Parent and the Shareholder Representative to act as escrow agent pursuant to the Escrow Agreement.


     "ESCROW AGREEMENT" means the Indemnification and Escrow Agreement in the form of EXHIBIT B, subject to any reasonable revisions requested by the Escrow Agent and agreed to by Parent and the Shareholder Representative.


     "ESCROW AMOUNT" means a dollar amount equal to the sum of 10% of the Purchase Price.


     "ESCROW PAYMENT" means any amount payable to the former shareholders of the Company pursuant to the Escrow Agreement.


     "FOSTER EMPLOYMENT AGREEMENT" means the Employment Agreement, in the form of EXHIBIT A, between the Company and Robert Foster.


     "FOSTER NON-COMPETITION AGREEMENT" means the Non-Competition Agreement, in the form of EXHIBIT F, between the Company and Robert Foster.


     "FULLY DILUTED PER SHARE PRICE" means $175 million divided by the number of fully diluted shares of Company Common Stock assuming the cash conversion or exercise of all outstanding convertible securities, warrants and options for Company capital stock.


     "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.


     "IRS" means the Internal Revenue Service.


     "LETTER AGREEMENT" means the Letter Agreement dated July 7, 2000 among Parent, the Company and the shareholders of the Company that executed such agreement.


     "MATERIAL ADVERSE EFFECT" means any change or effect (or any development that, insofar as can be reasonably foreseen, would result in any change or effect) that is materially adverse to the assets, business, financial condition, results of operations or prospects of the applicable person or persons.


     "MERGER" has the meaning in the fourth recital of this Agreement.

     "MERGERCO" has the meaning specified in the first paragraph of this Agreement.


     "NON-COMPETITION AGREEMENTS" means the Non-Competition Agreements, in the form of EXHIBIT C, to be dated the Effective Date among the Company, Parent and each of the Persons identified on SCHEDULE C.


     "OSHA" means the Occupational Safety and Health Act, 29 U.S.C.ss. 651 ET SEQ., any amendment thereto, any successor statute, and any regulations promulgated thereunder.


     "PARENT ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Parent under this Agreement or in connection herewith.

     "PARENT GROUP MEMBER" means Parent and its Affiliates and their respective successors and assigns, including, after the Effective Time, the Surviving Corporation.

     "PER SHARE CLOSING PAYMENT" means the Closing Consideration DIVIDED BY the number of shares of Company Common Stock (other than such shares held by Parent) outstanding at the Effective Time.

     "PER SHARE ESCROW PAYMENT" means, in respect of any Escrow Payment, the amount of such payment DIVIDED BY the number of shares of Company Common Stock (other than such shares held by Parent) outstanding at the Effective Time.

     "PERMITTED ENCUMBRANCES" means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection.


     "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

     "PREFERRED STOCK HOLDERS" means the holders of shares of Preferred Stock of the Company.


     "PURCHASE PRICE" means $ 175 million LESS (i) (x) the Fully Diluted Per Share Price less the weighted average of the exercise prices of the unvested options to acquire Company Common Stock multiplied by (y) the number of unvested options to acquire Company Common Stock; (ii) the Fully Diluted Per Share Price multiplied by 14,464,573 (the number of fully diluted shares of Company Common Stock held by Parent); (iii) the aggregate dollar amount that shall be paid to the holders of vested

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Company Stock Options that have not been exercised prior to the Effective Time pursuant to SECTION 7.9(b); and (iv) 2.1 million in respect of the dollar amount that the Company shall owe to Hambrecht & Quist LLC ("H & Q") upon consummation of the Merger pursuant to the letter agreement between the Company and H & Q dated January 24, 2000 PLUS the amount of cash, if any, received by the Company upon exercise of any of the warrants held by parties other than Parent.


     "RCRA" means the Resource Conservation and Recovery Act, 42
U.S.C.ss. 6901 ET SEQ., and any successor statute, and any regulations promulgated thereunder.


     "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Company Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or any Company Property.


     "REMEDIAL ACTION" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.


     "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.


     "SHAREHOLDERS" mean the holders of shares of capital stock of the Company.


     "SHAREHOLDER REPRESENTATIVE ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by the Shareholder Representative under this Agreement or in connection herewith.


     "TARGET NET WORTH" means negative $9.3 million excluding (i) the amount that the Company shall owe to Hambrecht & Quist LLC ("H & Q") upon consummation of the Merger pursuant to the letter agreement between the Company and H & Q dated January 24, 2000 and (ii) up to $200,000 of Acquisition Expenses of the Shareholder Representative and the Company relating to the transactions contemplated by this Agreement.


     "TAX" (and with correlative meaning "Taxes" and "Taxable") means:


          (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, ad valorem, sales, use, transfer, gains, license, franchise, severance, excise, employment, payroll, environmental, windfall profit, withholding, alternative or add on minimum tax, stamp or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body; and


          (ii) any liability of the Company or any subsidiary for the payment of amounts with respect to payments of a type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any subsidiary under any tax sharing arrangement or Tax indemnity arrangement.


     "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.


     "VALUATION DATE" means the close of business on the last business day prior to the Effective Date.


     "VALUATION DATE NET WORTH" means the excess of the total assets over the total liabilities reflected in the Valuation Date Balance Sheet.


     "WBCA" means the Washington Business Corporation Act, as amended.


     Each of the following terms is defined on the page of this Agreement set forth opposite such term:


ACCOUNTING FIRM.........................................................15
COMPANY COMMON STOCK.....................................................6
ACQUISITION EXPENSES....................................................61
ADDITIONAL ACCOUNTING REPORT............................................16
AGREED ADJUSTMENTS......................................................15
ASSOCIATE...............................................................36
AUDITED FINANCIAL STATEMENTS............................................24
CLOSING DATE............................................................19
COMPANY..................................................................6
COMPANY AGREEMENTS......................................................38
COMPANY CERTIFICATES....................................................16
CONSENT MATERIALS.......................................................42
CONSTITUENT CORPORATIONS.................................................6
COPYRIGHTS..............................................................30
EFFECTIVE DATE..........................................................19
EFFECTIVE TIME..........................................................19
ERISA AFFILIATE.........................................................36
EXCHANGE AGENT..........................................................16
EXCHANGE FUND...........................................................16
GOVERNMENTAL PERMITS....................................................28
INTELLECTUAL PROPERTY...................................................30
LEASED REAL PROPERTY....................................................29

MERGER...................................................................6
MERGER CONSIDERATION....................................................14
MERGERCO.................................................................6
MULTIEMPLOYER PLANS.....................................................34
NET WORTH ADJUSTMENT AMOUNT.............................................16
NON-ERISA COMMITMENTS...................................................33
OWNED REAL PROPERTY.....................................................29
OWNED SOFTWARE..........................................................32
PARENT...................................................................6
PATENT RIGHTS...........................................................30
PENSION PLANS...........................................................33
PREFERRED STOCK..........................................................6
PRELIMINARY ACCOUNTING REPORT...........................................14
PRELIMINARY PURCHASE PRICE..............................................14
PRELIMINARY VALUATION DATE BALANCE SHEET................................14
PRIOR PENSION PLANS.....................................................33
SHAREHOLDER MEETING.....................................................42
SHAREHOLDER REPRESENTATIVE...............................................6
SIGNIFICANT SHAREHOLDERS.................................................6
SOFTWARE................................................................30
STATEMENTS OF OPERATIONS................................................24
SURVIVING CORPORATION...................................................13
TRADE SECRETS...........................................................30
TRADEMARKS..............................................................30
UNAUDITED FINANCIAL STATEMENTS..........................................24
VALUATION DATE BALANCE SHEET............................................15
VOTING AGREEMENTS........................................................6
WARN....................................................................35
WELFARE PLANS...........................................................33

                                   ARTICLE II

                                   THE MERGER

     2.1. SURVIVING CORPORATION. Subject to the conditions contained herein and in accordance with the provisions of this Agreement and the WBCA at the Effective Time Mergerco shall be merged with and into the Company, which, as the corporation surviving in the Merger (the "SURVIVING CORPORATION"), shall continue unaffected and unimpaired by the Merger to exist under and be governed by the laws of the State of Washington. Upon the effectiveness of the Merger, the separate existence of Mergerco shall cease except to the extent provided by law in the case of a corporation after its merger into another corporation.

     2.2. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in
Section 23B.11.060 of the WBCA.

     2.3. ARTICLES OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS. The Articles of Incorporation and Bylaws of Mergerco, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation. The directors and officers of the Mergerco immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified.

                                  ARTICLE III

              CONVERSION OF SHARES; DETERMINATION OF PURCHASE PRICE

     3.1. CONVERSION TERMS. As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of the Company or
Mergerco:

     (a) Each share of common stock of Mergerco issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

     (b) All shares of Company Common Stock that immediately prior to the Effective Time are held by Parent shall be cancelled and revert to the status of authorized but unissued shares and no capital stock of the Surviving Corporation, cash or other consideration shall be paid or delivered in exchange therefor.

     (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the cancellation of shares of Company Common Stock pursuant to this SECTION 3.1 and other than Dissenters' Shares) shall be converted into and become the right to receive the following (the "MERGER CONSIDERATION"):

          (i) the Per Share Closing Payment; PLUS

          (ii) the Per Share Escrow Payments, if any.


     All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired.


     (d) All unvested Company Stock Options outstanding immediately subsequent to the Effective Time shall become options to purchase common stock of Parent pursuant to SECTION 7.9.

3.2.     DETERMINATION OF PURCHASE PRICE.

     (a) As promptly as practicable following the Effective Date (but not later than 60 days after the Effective Date), Parent shall cause the Company to:

          (i) prepare, in accordance with the Agreed Accounting Principles, a balance sheet of the Company as of the Valuation Date (the "PRELIMINARY VALUATION DATE BALANCE SHEET"),

          (ii) determine the Purchase Price in accordance with the provisions of this Agreement (such Purchase Price as determined by the Company being called the "PRELIMINARY PURCHASE PRICE") and

          (iii) deliver to the Shareholder Representative the Preliminary Valuation Date Balance Sheet and a certificate setting forth the Preliminary Purchase Price (the "PRELIMINARY ACCOUNTING REPORT").

     (b) Promptly following receipt of the Preliminary Accounting Report, the Shareholder Representative shall review the same and, within 30 days after the date of such receipt, may deliver to Parent a certificate signed by it setting forth its objections to the Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price as set forth in the Preliminary Accounting Report, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections. In the event the Shareholder Representative does not so object within such 30-day period, the Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price set forth in the Preliminary Accounting Report shall be final and binding as the "VALUATION DATE BALANCE SHEET" and the "PURCHASE PRICE," respectively, for purposes of this Agreement, but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

     (c) In the event the Shareholder Representative so objects within such 30-day period, Parent and the Shareholder Representative shall use their reasonable best efforts to resolve by written agreement (the "AGREED ADJUSTMENTS") any differences as to the Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price and, in the event Parent and the Shareholder Representative so resolve any such differences, the Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price set forth in the Preliminary Accounting Report as adjusted by the Agreed Adjustments shall be final and binding as the "VALUATION DATE BALANCE SHEET" and the "PURCHASE PRICE," respectively, for purposes of this Agreement, but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement. In the event any objections raised by the Shareholder Representative are not resolved by Agreed Adjustments within the 30-day period next following such 30-day period, then Parent and the Shareholder Representative shall jointly select a national accounting firm acceptable to both Parent and the Shareholder Representative (or if they cannot agree on such selection, a national accounting firm will be selected by lot after eliminating the independent public accountants for Parent and the Company) and the firm so selected (the "ACCOUNTING FIRM") shall be directed by Parent and the Shareholder Representative to conduct a special audit of the Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price as promptly as reasonably practicable and, upon completion of such audit, to deliver written notice to each of Parent and the Shareholder Representative setting forth:

          (i) a summary of all adjustments (including all adjustments for immaterial misstatements which became known to the Accounting Firm during the course of such audit) to the Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price necessary to permit the Accounting Firm to deliver the hereinafter described audit report; and

          (ii) an audit report stating (without qualification) that in its opinion (x) the Preliminary Valuation Date Balance Sheet (after giving effect to such adjustments) as audited by such firm has been prepared in accordance with the Agreed Accounting Principles, (y) the Preliminary Purchase Price (after giving effect to such adjustments) has been determined in accordance with the provisions of this Agreement, and (z) all adjustments (which became known to the Accounting Firm during the course of the above-described audit) for items or matters, regardless of the amount thereof, were taken into account in the adjustments referred to in clause
     (i) (such written notice and related summary and certificate being herein called the "ADDITIONAL ACCOUNTING REPORT").


The Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price, as so determined but after giving effect to the adjustments set forth in the Additional Accounting Report shall be final and binding as the "VALUATION DATE BALANCE SHEET" and the "PURCHASE PRICE," respectively, for purposes of this Agreement, but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

     (d) The parties hereto shall make available to Parent, the Shareholder Representative and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as they may reasonably request to audit or review the Preliminary Accounting Report hereunder. One half of the fees and expenses of the Accounting Firm related to any special audit of the Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price hereunder shall be paid by the former shareholders of the Company (in the form of a payment pursuant to the Escrow Agreement) and the other half shall be paid by Parent. In connection with any such special audit or determination or review of the Preliminary Valuation Date Balance Sheet or the Preliminary Purchase Price hereunder, Parent, the Shareholder Representative and, if applicable, the Accounting Firm shall exchange work papers and other information related to such audit or the determination of the Valuation Date Balance Sheet and the Closing Consideration hereunder with a view towards resolving any potential differences with respect thereto.

(e) Promptly after the determination of the Purchase Price pursuant to this
SECTION 3.2 that is final and binding, Parent shall be entitled to receive a payment, pursuant to the terms and subject to the conditions of the Escrow Agreement, in an amount, if any, by which the Target Net Worth exceeds the Valuation Date Net Worth (the "NET WORTH ADJUSTMENT AMOUNT").

3.3.     EXCHANGE PROCEDURES.

     (a) EXCHANGE AGENT. On the Closing Date, Parent shall deposit with an exchange to be determined by Parent prior to the Closing (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this ARTICLE III, through the Exchange Agent, cash equal to the Closing Consideration (such cash, together with any earnings with respect thereto, and such certificates being hereinafter referred to as the "EXCHANGE FUND").

     (b) EXCHANGE PROCEDURES.

          (i) Prior to the Effective Date, the counsel to the Company or the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration (the "COMPANY CERTIFICATES") pursuant to SECTION 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Per Share Closing Payment for each share of Company Common Stock represented by such Company Certificates.

          (ii) Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive, in exchange for each share of Company Common Stock represented thereby, the Per Share Closing Payment, and the Company Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Company Certificate so surrendered is registered, if such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of such payment to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Subject to the applicable provisions of the WBCA, until surrendered as contemplated by this SECTION 3.3, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Closing Payment for each share of Company Common Stock represented by such Company Certificate as contemplated by this SECTION 3.3. No interest shall be paid or accrue on any cash payable, whether in respect of the Per Share Closing Payments, dividends or otherwise, upon surrender of any Company Certificate.

     (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration paid in accordance with the terms of this ARTICLE III upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligations to pay or provide for the rights of dissenters. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE III.

     (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve months after the Closing Date shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration.

     (e) NO LIABILITY. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Per Share Closing Payments payable in respect of such Company Certificate would otherwise escheat to or become the property of any Governmental Body), any such shares, cash dividends or distribution in respect of such Company Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     (f) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

     (g) WITHHOLDING RIGHTS. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. The Surviving Corporation will pay such withheld amounts to the appropriate taxing authority.

     (h) CERTAIN ADJUSTMENTS. If after the date hereof and on or prior to the Closing Date, the outstanding shares of Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the Per Share Closing Payment will be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event. This provision is not intended to affect the need for either party to obtain the other party's consent to take such an action under any other provision of this Agreement.

     (i) DISSENTER'S RIGHTS. Notwithstanding any provision of this Agreement to the contrary, any Dissenters' Shares shall not be converted into or represent a right to receive any of the Merger Consideration, but the holder shall only be entitled to such rights as are granted by the WBCA. If a holder of shares of Company Common Stock who demands appraisal of such shares under the WBCA shall effectively withdraw or otherwise lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each such share of Company Common Stock shall be converted into and represent only the right to receive the Per Share Closing Payment, without interest, upon the surrender of the certificate or certificates representing such share of Company Common Stock and the Per Share Escrow Payment pursuant to the Escrow Agreement. The Company shall give Parent prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the WBCA received by the Company relating to shareholders' rights of appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle any demands or approve any withdrawal of any such demands.

                                   ARTICLE IV

                                     CLOSING

     4.1. CLOSING DATE. The Closing of the Merger shall take place at 10:00 A.M., local time, on the fifth business day following the day on which the last of the conditions set forth in ARTICLES IX and X shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree at the offices of Venture Law Group, 4750 Carillon Point, Kirkland, WA 98033. The date on which the Closing is actually held is hereinafter sometimes referred to as the "CLOSING DATE."

     4.2. FILING ARTICLES OF MERGER AND EFFECTIVENESS. Subject to the fulfillment or waiver of the conditions to the respective obligations of each of the parties set forth in ARTICLE IX or ARTICLE X, as the case may be, at the Closing the parties shall cause the Merger to be consummated by filing a Articles of Merger (which shall be in form and substance reasonably satisfactory to the parties hereto), executed and acknowledged in accordance with the laws of the State of Washington, in the office of the Secretary of State of the State of Washington. The Merger shall become effective upon such filing as provided by the WBCA. The date and time on such date of effectiveness of the Merger are herein called, respectively, the "EFFECTIVE DATE" and the "EFFECTIVE TIME."

     4.3. PARENT'S DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in ARTICLE IX, at the Effective Time Parent shall deliver to the Shareholder Representative all of the following:

     (a) a copy of the Certificate of Incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware;

     (b) a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware;

     (c) a certificate of the Secretary or an Assistant Secretary of Parent, dated the Effective Date, in form and substance reasonably satisfactory to the Shareholder Representative, as to (i) no amendments to the Certificate of Incorporation of Parent since a specified date; (ii) the Bylaws of Parent; and
(iii) the incumbency and signatures of the officers of Parent executing this Agreement and any Parent Ancillary Agreement; and

     (d) the certificate contemplated by SECTION 10.1, duly executed by the President or any Vice President of Parent.

     4.4. MERGERCO'S DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in ARTICLE IX, at the Effective Time Mergerco shall deliver to the Shareholder Representative all of the following:

     (a) a copy of the Articles of Incorporation of Mergerco certified as of a recent date by the Secretary of State of the State of Washington;

     (b) a certificate of existence/due authorization of Mergerco, issued as of a recent date by the Secretary of State of the State of Washington;

     (c) a certificate of the Secretary or an Assistant Secretary of Mergerco, dated the Effective Date, in form and substance reasonably satisfactory to the Shareholder Representative, as to (i) no amendments to the Articles of Incorporation of Mergerco since a specified date; (ii) the Bylaws of Mergerco;
(iii) the resolutions of the Board of Directors of Mergerco authorizing the execution and performance of this Agreement and the transactions contemplated herein and the written consent of Parent approving this Agreement in accordance with Section 23B.11.030 of the WBCA; and (iv) the incumbency and signatures of the officers of Mergerco executing this Agreement; and

     (d) the certificate contemplated by SECTION 10.1, duly executed by the President or any Vice President of Mergerco.

     4.5. THE COMPANY'S DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in ARTICLE X, at the Effective Time the Company shall deliver to Parent all of the following:

     (a) a copy of the Articles of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Washington;

     (b) a certificate of existence/due authorization of the Company, issued as of a recent date by the Secretary of State of the State of Washington;

     (c) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Effective Date, in form and substance reasonably satisfactory to Parent, as to (i) no amendments to the Articles of Incorporation of the Company since a specified date; (ii) the Bylaws of the Company; (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein and of the Shareholders and the Preferred Stock Holders approving this Agreement in accordance with the Articles of Incorporation and the Bylaws of the Company and
Section 23B.11.030 of the WBCA; (iv) the actions taken by the Preferred Stock Holders necessary in order to effect the automatic conversion of all of the shares of Preferred Stock into shares of Company Common Stock; and (v) the incumbency and signatures of the officers of the Company executing this Agreement and any Seller Ancillary Agreement;

     (d) an opinion of Venture Law Group, a Professional Corporation, counsel to the Company, dated the Effective Date and in form and substance reasonably satisfactory to Parent, substantially in the form contained in EXHIBIT D;

     (e) all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement;

     (f) resignations of each of the directors and each of the officers of the Company, effective as of the Effective Time;

     (g) the certificates contemplated by SECTIONS 9.1 and 9.2, duly executed by the President or any Vice President of the Company; and

     (h) releases executed by those Shareholders set forth on SCHEDULE D, substantially in the form contained in EXHIBIT E.

                                   ARTICLE V

  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDER REPRESENTATIVE


         As an inducement to Parent and Mergerco to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholder Representative represents and warrants to Parent and Mergerco and agrees as to those representations and warranties made by the Shareholder Representative in
SECTION 5.3,
and the Company represents and warrants to Parent and Mergerco and agrees as follows:

     5.1. ORGANIZATION AND CAPITAL STRUCTURE. The Company is a corporation duly organized, and validly existing under the laws of the State of Washington. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in SCHEDULE 5.1, which are the only jurisdictions in which the ownership or leasing of the its assets or the conduct of its business requires such qualification, except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect on the Company, and no other jurisdiction has demanded, requested or otherwise indicated that the Company is required so to qualify. The Company has full power and authority to own or lease and to operate and use its assets and to carry on its business as now conducted or proposed to be conducted. True and complete copies of the Articles of Incorporation and all amendments thereto and of the Bylaws, as amended, of the Company have been delivered to Parent.


     The authorized capital of the Company consists of (1) 60,000,000 shares of common stock, $.001 par value per share, of which 4,295,769 have been issued and are outstanding, none are held as treasury shares and, except as set forth in
SCHEDULE 5.1, none is reserved for any purpose, (2) 4,986,142 shares of Series A Preferred Stock, $.001 par value share, of which 4,686,666 shares have been issued and are outstanding, and are convertible into 5,957,627 shares of Common Stock, (3) 4,044,668 shares of Series B Preferred Stock, $.001 par value per share, of which 4,014,668 shares have been issued and are outstanding, and are convertible into 8,961,313 shares of Common Stock, and (4) 31,969,190 shares of Series C Preferred Stock, $.001 par value per share, of which 26,916,467 shares have been issued and are outstanding and are convertible into 26,916,467 shares of Common Stock. Except warrants to purchase an aggregate of (1) 112,632 shares of Common Stock, (2) 299,476 shares of Series A Preferred Stock (convertible into 380,691 shares of Common Stock), (3) 30,000 shares of Series B Preferred Stock (convertible into 66,964 shares of Common Stock) and (4) 4,422,587 shares of Series C Preferred Stock (convertible into 4,422,587 shares of Common Stock) and 10,680,026 options granted and outstanding under the Company's 1995 and 1999 Stock Option Plans, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock or other equity interest of the Company, whether on conversion of other securities or otherwise. None of the issued and outstanding shares of the Company's capital stock has been issued in violation of, or is subject to, any preemptive or subscription rights. Except as set forth in this Agreement and in SCHEDULE 5.1, the Company is not a party to, or otherwise have any knowledge of the current existence of, any shareholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and owned of record and beneficially by the Shareholder Representative, free from all Encumbrances.

     5.2. SUBSIDIARIES AND INVESTMENTS. The Company does not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity or (ii) control any corporation, partnership, joint venture or other entity. The Company has never, directly or indirectly, (i) owned, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity or (ii) controlled any corporation, partnership, joint venture or other entity.

     5.3. AUTHORITY. The Company has full power and authority to execute, deliver and perform this Agreement and all of the Company Ancillary Agreements. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements by the Company have been duly authorized, approved and adopted by the Company's board of directors and, except for the approval of this Agreement by the Shareholders in accordance with SECTION 7.1 and the filing contemplated by SECTION 4.2, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, and each of the Company Ancillary Agreements has been duly authorized by the Company and upon execution and delivery by the Company will be a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).


     The Shareholder Representative has full power and authority to execute, deliver and perform this Agreement and all of the Shareholder Representative Ancillary Agreements. This Agreement has been duly executed and delivered by the Shareholder Representative and is the legal, valid and binding obligation of the Shareholder Representative enforceable in accordance with its terms, and each of the Shareholder Representative Ancillary Agreements, upon execution and delivery by the Shareholder Representative, will be a legal, valid and binding obligation of the Shareholder Representative enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).


     Except as set forth in SCHEDULE 5.3, neither the execution and delivery of this Agreement, any of the Company Ancillary Agreements or any of the Shareholder Representative Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon, any of the Company's assets, under (1) the Articles of Incorporation or Bylaws of the Company, (2) any Company Agreement, (3) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which either the Company or the Shareholder Representative is a party or any of their respective assets or business is subject or by which either the Company or the Shareholder Representative is bound, (4) any Court Order to which either the Company or the Shareholder Representative is a party or any of their respective assets or business is subject or by which either the Company or the Shareholder Representative is bound, or (5) any Requirements of Laws affecting either the Company or the Shareholder Representative or their respective assets or business; or

          (ii) require the approval, consent, authorization or act of, or the making by either the Company or the Shareholder Representative of any declaration, filing or registration with, any Person, except as provided in
     SECTION 4.2.

     5.4. FINANCIAL STATEMENTS. SCHEDULE 5.4 contains (i) the audited balance sheets of the Company as of December 31, 1999 and 1998 and the related statements of operations (the "STATEMENTS OF OPERATIONS"), shareholders' equity (deficit) and cash flows for each of the years then ended, together with the appropriate notes to such financial statements, accompanied by the report thereon of Ernst & Young, independent public accountants (the "AUDITED FINANCIAL STATEMENTS"), and (ii) the unaudited balance sheet of the Company as of June 30, 2000 and the related unaudited statements of operations, shareholders' equity (deficit) and cash flows operations for the six months then ended (the "UNAUDITED FINANCIAL STATEMENTS"). Except as disclosed in the notes thereto, the Audited Financial Statements and the Unaudited Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied and fairly present in all material respects the financial position of the Company at the dates of such balance sheets and the results of its operations and cash flows for the respective periods indicated, except that the Unaudited Financial Statements are subject to normal year-end audit adjustments. None of the financial statements referred to in this SECTION 5.4 contains any material items of special or nonrecurring income except as expressly specified therein. Except as set forth on SCHEDULE 5.4 or in the Unaudited Financial Statements, the Unaudited Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation, other than normal year-end audit adjustments. All costs and expenses incurred in generating the revenues reflected in the Audited Financial Statements during the respective periods covered thereby that are required by generally accepted accounting principles to be reflected in the Audited Statements of Income are so reflected.

     5.5. OPERATIONS SINCE BALANCE SHEET DATE. (a) Except as set forth in
SCHEDULE 5.5(A), since the Balance Sheet Date, there has been:

          (i) no material adverse change in the assets, business, financial condition, results of operations or prospects of the Company, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future; and

          (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting in any material respect any of the Company's assets or its business.

     (b) Except as set forth in SCHEDULE 5.5(B), since the Balance Sheet Date, the Company has conducted its business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, the Company has not:

          (i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;

          (ii) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities, or borrowed or agreed to borrow any funds, other than in the ordinary course of business consistent with past practice;

          (iii) paid any obligation or liability (absolute or contingent) other than current liabilities reflected on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

          (iv) declared or made, or agreed to declare or make, any payment of dividends or distributions to its Shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity interest, except in each case as provided herein;

          (v) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any Company Agreement;

          (vi) except as set forth in the budgets included in Schedule 5.25, undertaken or committed to undertake capital expenditures exceeding $50,000 for any single project or related series of projects;

          (vii) made charitable donations in excess of $1,000 in the aggregate;

          (viii) sold, leased (as lessor), transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by the Company after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice and except for Permitted Encumbrances;

          (ix) cancelled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;

          (x) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

          (xi) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;

          (xii) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice;

          (xiii) entered into or become committed to enter into any other material transaction except in the ordinary course of business;

          (xiv) allowed the levels of raw materials, supplies, work-in-process or other materials included in the inventory of the Company to vary in any material respect from the levels customarily maintained in its business;

          (xv) instituted any increase in any compensation payable to any employee of the Company or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company;

          (xvi) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods after the Closing Date or accelerating deductions to periods prior to the Closing
     Date);

          (xvii) made any change in the accounting principles and practices used by the Company from those applied in the preparation of the Balance Sheet and the related statements of income, the shareholders' equity and cash flow for the twelve months ended on the Balance Sheet Date; or

          (xviii) entered into or become committed to enter into any other material transactions except in the ordinary course of business consistent with past practice.

     5.6. NO UNDISCLOSED LIABILITIES. The Company is not subject to any material liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred in the ordinary course of its business consistent with past practice after the Balance Sheet Date.

     5.7. TAXES. (a) Except as set forth on SCHEDULE 5.7, (i) the Company has filed all Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid by the Company for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return; (iv) all Taxes (whether or not shown on any Tax Return) owed by the Company have been timely paid; (v) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; (vi) the Tax Returns referred to in clause (i), to the extent related to income Taxes, have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vii) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company and, to the best knowledge of the Company, no basis exists therefor; (viii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full, except to the extent that a reserve for such Taxes has been reflected on the Unaudited Financial Statements; (ix) all Tax sharing arrangements and Tax indemnity arrangements relating to the Company (other than this Agreement) will terminate prior to the Closing Date and the Company will not have any liability thereunder on or after the Closing Date; (x) there are no liens for Taxes upon the assets of the Company, except liens relating to current Taxes not yet due; (xi) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; (xii) the Company has not been a member of any Company Group and the Company has not had any direct or indirect ownership in any corporation, partnership, joint venture or other entity; (xiii) the Company qualified as, and properly elected to be, at all times from the date of its incorporation through November 18, 1996, an "S corporation" for purposes of Subchapter S of the Code, and during such period also qualified for, and where necessary elected to have applicable, similar tax treatment with respect to all relevant states which, for income or franchise Tax purposes, allow a corporation to be treated as an "S corporation" or similar entity; and (xiv) from the date of its incorporation through November 18, 1996, no entity level Tax was imposed on the Company, including any Tax under section 1374 of the Code;

     (b) The Company is not, nor has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and neither Mergerco nor Parent is required to withhold tax from the Purchase Price by reason of Section 1445 of the Code.


     (c) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an "excess parachute payment" to a "disqualified individual" as those terms are defined in SECTION 280G of the Code and the Treasury Regulations thereunder, except in the case of payments, benefits or acceleration with respect to which shareholder approval meeting the requirements of Section 280G(b)(5) of the Code is obtained.


     (d) Following the Closing Date, the Company will not have any liability for Taxes for any taxable year or period that ends on or before the Closing Date or, with respect to any taxable year that begins before and ends after the Closing Date, for the portion of such year that ends on and includes the Closing Date, except to the extent reflected on the Valuation Date Balance Sheet.

     5.8. AVAILABILITY OF ASSETS AND LEGALITY OF USE. The assets owned or leased by the Company constitute all the assets used in its business (including, but not limited to, all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and serviceable condition and are generally suitable for the uses for which intended. SCHEDULE 5.8 also sets forth a description of all material services provided by any Affiliate of the Company to the Company utilizing either (i) assets not owned by the Company as of the Effective Time or (ii) employees not listed in SCHEDULE 5.18(G) pursuant to clause (i) of SECTION 5.18(g), and the manner in which the costs of providing such services have been charged to the Company.

     5.9. GOVERNMENTAL PERMITS. The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Bodies which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted (herein collectively called "GOVERNMENTAL PERMITS"). SCHEDULE 5.9 sets forth a list and brief description of each Governmental Permit, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Parent.

         Except as set forth in SCHEDULE 5.9, (i) the Company has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of the Company under any such Governmental Permit; (ii) no notice of cancellation, of default or of any material dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, the Company; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Effective Date of the Merger, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

     5.10. REAL PROPERTY. SCHEDULE 5.10 contains a brief description of each parcel of real property owned by the Company (the "OWNED REAL PROPERTY") (showing the record title holder, legal description, permanent index number, location, improvements, the uses being made thereof and any indebtedness secured by a mortgage or other Encumbrance thereon) and of each option held by the Company to acquire any real property. Complete and correct copies of any instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys and appraisals in the possession of the Company or any policies of title insurance currently in force and in the possession of the Company with respect to each such parcel have heretofore been delivered to Parent.

     5.11. REAL PROPERTY LEASES. SCHEDULE 5.11 sets forth a list of each lease or similar agreement under which (i) the Company is lessee of, or holds or operates, any real property owned by any third Person (the "LEASED REAL PROPERTY") or (ii) the Company is lessor of any of the Owned Real Property. Except as set forth in such Schedule, the Company has the right to quiet enjoyment of all the real property described in such Schedule of which it is the Lessee for the full term of each such lease or similar agreement (and any related renewal option) relating thereto, and the leasehold or other interest of the Company in such real property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Complete and correct copies of any instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys and appraisals in the possession of the Company or any policies of title insurance currently in force and in the possession of the Company with respect to each such parcel of leased property have heretofore been delivered to Parent.

     5.12. CONDEMNATION. Neither the whole nor any part of the Owned Real Property or any real property leased, used or occupied by the Company is subject to any pending suit for condemnation or other taking by any public authority or other Person, and, to the best knowledge of the Company, no such condemnation or other taking is threatened or contemplated.

     5.13. PERSONAL PROPERTY. SCHEDULE 5.13 contains a detailed list of all machinery, equipment, vehicles, furniture and other personal property owned by the Company having an original cost of $1,000 or more.

     5.14. PERSONAL PROPERTY LEASES. SCHEDULE 5.14 contains a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company without penalty or payment on notice of 30 days or less, or which involves the payment by the Company of rentals of less than $1,000 per year.

     5.15. INTELLECTUAL PROPERTY; SOFTWARE. (a) SCHEDULE 5.15 contains a list and description (showing in each case any product, device, process, service, business or publication covered thereby, the registered or other owner, expiration date and number, if any) of all intellectual property owned by, licensed to, or used by the Company in the conduct of the Company's business ("INTELLECTUAL PROPERTY"). The Intellectual Property includes:

          (i) all United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) or improvements thereto ("PATENT RIGHTS");

          (ii) all United States, state and foreign trademarks, service marks, logos, trade dress and trade names (including all assumed or fictitious names under which the Company is conducting its business or has within the previous five years conducted its business), whether registered or unregistered, and pending applications to register the foregoing ("TRADEMARKS");

          (iii) all United States and foreign copyrights, whether registered or unregistered and pending applications to register the same ("COPYRIGHTS"); and

          (iv) all confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information ("TRADE SECRETS").

     (b) SCHEDULE 5.15 contains a list and description (showing in each case any owner, licensor or licensee) of all computer software programs and software systems owned by, licensed to, or used by the Company in the conduct of the Company's business, including, without limitation, all databases, compilations, tool sets, compilers, higher level or proprietary languages, related documentation and materials, whether in source code, object code or human readable form ("SOFTWARE"); PROVIDED, HOWEVER, that SCHEDULE 5.15 may omit Software licensed to Licensee that is available in consumer retail stores and subject to license agreements that become effective when the purchaser breaks the Software package.

     (c) SCHEDULE 5.15 contains a list and description of all agreements, commitments, contracts, understandings, licenses, sublicenses, assignments and indemnities which relate or pertain to any Intellectual Property or Software identified in SECTIONS 5.15(a) and 5.15(b) above or to disclosure or use of ideas or information of the Company or third Persons to which the Company is a party, showing in each case the parties thereto and the material terms thereof.

     (d) Except as disclosed on SCHEDULE 5.15, the Company either: (i) owns the entire right, title and interest in and to the Intellectual Property and Software, free and clear of any Encumbrance; or (ii) has the perpetual, royalty-free right to use the same.

     (e) Except as disclosed on SCHEDULE 5.15, the Company is not in breach of any material provision of any material agreement, commitment, contract, understanding, license, sublicense, assignment or indemnity which relates to any of the Intellectual Property or Software, and the Company has not taken any action which would impair or otherwise adversely effect its rights in any of the Intellectual Property or Software. The Company has all right, power and authority with respect to the Intellectual Property, Software and materials identified in SECTION 5.15(c), to execute and deliver this Agreement and the Company Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to comply with or fulfill the terms, conditions or provisions hereof or thereof. The transactions contemplated by this Agreement and the Company Ancillary Agreements shall have no adverse effect on the validity and enforceability of any of the Intellectual Property, Software or materials identified in SECTION 5.15(c), and the Company's right, title and interest thereto immediately after the Effective Time shall be identical to that of the Company immediately prior to the Effective Time.

     (f) Except as disclosed on SCHEDULE 5.15: (i) all Patent Rights and registrations for Intellectual Property identified as being owned by the Company are valid and in force, and all applications to register any unregistered Intellectual Property are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by the Company is valid and enforceable; and (iii) the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property and Software owned by the Company, and to the best knowledge of the Company, there is no basis for any such action. Correct and complete copies of: (x) registrations for all registered copyrights, trademarks, trade names, service marks and patents identified as being owned by the Company; (y) all pending applications to register unregistered Intellectual Property (together with any subsequent correspondence or filings relating to the foregoing); and (z) all items identified in SECTION 5.15(c), have heretofore been delivered by the Company to Parent.

     (g) Except as disclosed in SCHEDULE 5.15, no infringement of any copyright, trademark, service mark, trade name, patent, patent right, trade secret or other property right of any other Person has occurred or results in any way from the operations of the

Company's business. No claim of any infringement of any copyright, trademark, service mark, trade name, patent, patent right, trade secret or other property right of any other Person has been made or asserted in respect of the operations of the Company's Business. The Company has not had notice of, or knowledge of any basis for, a claim against the Company that its operations, activities, products, software, equipment, machinery or processes of the Company's business infringe any copyright, trademark, service mark, trade name, patent, patent right, trade secret or other property right of any other Person.

     (h) Except as disclosed on SCHEDULE 5.15: (i) the Software is not subject to any transfer, assignment, site, equipment, or other operational limitations;
(ii) the Company has maintained and protected the Software it owns (the "OWNED SOFTWARE") (including, without limitation, all source code and system specifications) with appropriate proprietary notices (including, without limitation, the notice of copyright in accordance with the requirements of 17 U.S.C. sec. 401), confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, trade secret or confidential information contained therein; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain; (iv) the Company has copies of all releases or separate versions of the Owned Software so that the same may be subject to registration in the United States Copyright Office;
(v) the Company has complete and exclusive right, title and interest in and to the Owned Software; (vi) the Company has developed the Owned Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of the Company); (vii) the Owned Software does not infringe any copyright, trademark, service mark, trade name, patent, patent right, trade secret or other property right of any other Person; (viii) any Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level or proprietary language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by the Company; (ix) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person;
(x) the Owned Software complies with all applicable Requirements of Laws relating to the export or reexport of the same; and (xi) the Owned Software may be exported or reexported to all countries without the necessity of any license, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the U.S. Department of Commerce and/or the United States State Department.

     (i) Except as disclosed on SCHEDULE 5.15, all employees, agents, consultants, or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or any predecessor in interest thereto either:
(i) is a party to a "work-for-hire" agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) of all right, title and interest in such material.

5.16. TITLE TO PROPERTY. The Company has good and marketable title in fee simple absolute to all Owned Real Property and to all buildings, structures and other improvements thereon, in each case free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in SCHEDULE 5.16. The Company has good title to all of its other assets reflected on the Balance Sheet as being owned by it and all of the assets thereafter acquired by it (except to the extent that such assets have been disposed of after the Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in SCHEDULE 5.16. Except as set forth on SCHEDULE 5.16, the Company has fulfilled and performed in all material respects all its obligations, and all obligations binding upon any Owned Real Property, under each of the Encumbrances to which any Owned Real Property is subject, and neither the Company nor any Owned Real Property is in breach or default under, or in violation of or noncompliance with, any such Encumbrances, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a breach, default, violation or noncompliance. The consummation of the transactions contemplated by this Agreement will not result in any breach, default, violation, noncompliance or forfeiture or impairment of any rights under any Encumbrance to which any Owned Real Property is subject, or require any consent, approval or act of, or the making of any filing with, any other party to or benefited by or holding rights under or with respect to any such Encumbrance.

5.17.    EMPLOYEE BENEFIT PLANS.

     (a) Set forth in SCHEDULE 5.17(A) is a true and complete list of each "employee pension benefit plan" (as such term is defined in SECTION 3(2) of ERISA) maintained by the Company or an ERISA Affiliate, or with respect to which the Company or an ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of the Company or an ERISA Affiliate due to such employment (the "PENSION PLANS"). Set forth in SCHEDULE 5.17(A) is a true and complete list of each "employee welfare benefit plan" (as such term is defined in SECTION 3(1) of ERISA) maintained by the Company, or with respect to which the Company is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of the Company due to such employment (the "WELFARE PLANS") (the Pension Plans and Welfare Plans being the "ERISA BENEFIT PLANS"). In addition, set forth in SCHEDULE 5.17(A) is a true and complete list of each other "employee pension benefit plan" (as such term is defined in SECTION 3(2) of ERISA) that is or has ever been subject to SECTION 302 of ERISA and (i) maintained by the Company or an ERISA Affiliate at any time during the six-year period prior to the Effective Time, or (ii) with respect to which the Company or an ERISA Affiliate was required to make any payment at any time during such period (the "PRIOR PENSION PLANS").

     (b) Other than those listed in SCHEDULE 5.17(A), set forth in Schedule 5.17(B) is a true and complete list of each of the following to which the Company is a party or with respect to which it is or will be required to make any payment (the "NON-ERISA COMMITMENTS"):

          (i) each retirement, savings, profit sharing, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral; and

          (ii) each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, whether written or oral, with or for the benefit of any present or prior officer, director, employee, agent or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement, confidentiality agreement, covenant not to compete and any agreement or arrangement associated with a change in ownership or control of the Company, but excluding employment agreements terminable by the Company without premium or penalty on notice of thirty (30) days or less under which the only monetary obligation of the Company is to make current wage or salary payments and provide current fringe benefits).


The Company has delivered to Parent correct and complete copies of (i) all written Non-ERISA Commitments and (ii) all insurance and annuity policies and contracts and other documents relevant to any Non-ERISA Commitment. SCHEDULE 5.17(B) contains a complete and accurate description of all oral Non-ERISA Commitments. Except as disclosed in SCHEDULE 5.17(A) or SCHEDULE 5.17(B), none of the ERISA Benefit Plans or the Non-ERISA Commitments is subject to the law of any jurisdiction outside of the United States of America.

     (c) Except as set forth on SCHEDULE 5.17(C), neither the Company nor any ERISA Affiliate is a party to or is bound by any "multiemployer plan" (as such term is defined in SECTION 3(37) OF ERISA). The Company has delivered to Parent with respect to each ERISA Benefit Plan and with respect to each Prior Pension Plan, other than any ERISA Benefit Plan or Prior Pension Plan which is a multiemployer plan (as such term is defined in SECTION 3(37) of ERISA), correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the Annual Reports (Form 5500 series) and accompanying schedules, as filed, for the most recently completed three plan years for which such reports have been filed,
(iv) the financial statements for the most recently completed three plan years for which such statements have been prepared, (v) the actuarial reports for the most recently begun three plan years for which such reports exist, (vi) the most recent determination letter issued by the IRS and the application submitted with respect to such letter, (vii) PBGC Form 1 for the most recently begun plan year and (H) all correspondence with the IRS, Department of Labor and Pension Benefit Guaranty Corporation concerning any controversy. Each report described in clause (v) of the preceding sentence accurately describes the funded status of the plan to which it relates and subsequent to the date of such report there has been no adverse change in the funding status or financial condition of such plan. The Company has no Pension Plans that are "multiemployer plans" (the "MULTIEMPLOYER PLANS").

     (d) The Company has no Pension Plans that are subject to SECTION 302 of ERISA. Each Pension Plan which is intended to qualify under SECTION 401(a) of the Code either (x) has been determined to be so qualified by the IRS, (y) may rely on an opinion letter issued to a prototype plan sponsor with respect to a standardized plan adopted by the Company in accordance with the requirements for such reliance, or (z) has applied to the IRS for such a determination letter (or has time remaining to apply for such a determination letter) prior to the expiration of the remedial amendment period under SECTION 401(b) of the Code under applicable Treasury Regulations or IRS pronouncements, and no circumstance has occurred or exists which might cause such plan to cease being so qualified.

     (e) There is no pending or, to the best knowledge of the Company, threatened claim in respect of any of the ERISA Benefit Plans other than claims for benefits in the ordinary course of business. Except as set forth in SCHEDULE 5.17(E), each of the ERISA Benefit Plans other than any Multiemployer Plans (i) has been administered in all material respects in accordance with its terms and
(ii) complies in form, and has been administered in all material respects in accordance, with the requirements of ERISA and, where applicable, the Code. The Company and each ERISA Affiliate has complied all material respects with the health care continuation requirements of Part 6 of Title I of ERISA and Sections 4980B through 4980D of the Code. Except as set forth in SCHEDULE 5.17(E), the Company has no obligation under any ERISA Benefit Plans or otherwise to provide health or other welfare benefits to any prior employees or any other person, except as required by Part 6 of Title I of ERISA. The consummation of the transaction contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any participant. The Company is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and has no liabilities pursuant to WARN.

     (f) Except as to Multiemployer Plans (as to which this representation and warranty is made only to the best knowledge of the Company), neither the Company nor, to the best knowledge of the Company, any other "disqualified person" (within the meaning of SECTION 4975 of the Code) or "party in interest" (within the meaning of SECTION 3(14) of ERISA) has taken any action with respect to any ERISA Benefit Plan which could subject any such plan (or its related trust) or the Company or any officer, director or employee of any of the foregoing to the penalty or tax under SECTION 502(i) or SECTION 502(l) of ERISA or SECTION 4975 of the Code.

     (g) The Company has no potential liability, whether direct or indirect, contingent or otherwise, under SECTION 4063, 4064, 4069, 4204 or 4212(c) of ERISA.

     (h) SCHEDULE 5.17(l) contains: (i) a list of all employees or commission salespersons of the Company as of June 30, 2000; (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of the Company) provided by the Company to any such employees or commission salespersons; and (iii) a list of all present or former employees or commission salespersons of the Company who have terminated or given notice of their intention to terminate their relationship with the Company since January 1, 2000.

     (i) For purposes of this Agreement, "ERISA AFFILIATE" means (i) any corporation which at any time on or before the Effective Time is or was a member of the same controlled group of corporations (within the meaning of SECTION 414(b) of the Code) as the Company; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Effective Time is or was under common control (within meaning of SECTION 414(c) of the Code) with the Company; and (iii) any entity which at any time on or before the Effective Time is or was a member of the same affiliated service group (within the meaning of SECTION 414(m) of the Code) as either the Company, any corporation described in clause (i) of this paragraph or any partnership, trade or business described in clause (ii) of this paragraph. An "ASSOCIATE" of any Person means (i) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Person or any of its parents or subsidiaries.

     (j) Except as set forth in SCHEDULE 5.17(K), (i) to the best knowledge of the Company and each of the Stockholders, the Company is not involved in any transaction or other situation with any employee, officer, director or Affiliate of the Company which may be generally characterized as a "conflict of interest", including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of the Company, and (ii) there are no transactions with respect to the Company which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds,
(C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or
(E) any investigation by the Securities and Exchange Commission or any other federal, foreign, state or local government agency or authority.

     5.18. EMPLOYEE RELATIONS. The Company has complied in all material respects with all applicable federal, state and local laws, rules and regulations which relate to prices, wages, hours, employment and/or discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company believes that the Company's relations with its employees are satisfactory. Except as set forth in SCHEDULE 5.17(B), the Company is not a party to any collective bargaining agreement, the Company has complied in all material respects with all collective bargaining agreements listed in such Schedule and the Company is not a party to, and it is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving its employees. The Company is not materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of the Company. SCHEDULE 5.18 sets forth a description of any union organizing or election activities involving any non-union employees of the Company which have occurred since the Balance Sheet Date or, to the best knowledge of the Company, are threatened as of the date hereof.

     5.19. CONTRACTS; PRODUCT WARRANTIES. Except as set forth in SCHEDULE 5.19 or any other Schedule hereto, the Company is not a party to or bound by:

          (i) any contract for the purchase, sale or lease of real property;

          (ii) any contract for the purchase of raw materials which the Company reasonably anticipates will involve the payment of more than $10,000 in 2000 or which extends beyond December 31, 2000;

          (iii) any contract for the sale of goods or services which the Company reasonably anticipates will involve the payment of more than $10,000 in 2000 or which extends beyond December 31, 2000;

          (iv) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract which involved the payment of more than $10,000 in 1999, which the Company reasonably anticipates will involve the payment of more than $10,000 in 2000 or which extends beyond December 31, 2000;

          (v) any guarantee of the obligations or liabilities of customers, suppliers, officers, directors, employees, Affiliates of the Company or others;

          (vi) any agreement which provides for, or relates to, the incurrence by the Company of debt for borrowed money or the extension of credit (other than in the ordinary course of business consistent with past practice) by the Company to any other Person;

          (vii) any agreement or understanding with a third Person that restricts the Company from carrying on its business anywhere in the world;

          (viii) any contract which provides for, or relates to, any non-competition or confidentiality arrangement with any Person, including any current or former officer or employee of the Company;

          (ix) except as set forth in the budgets included in SCHEDULE 5.25, any contract or group of related contracts for capital expenditures in excess of $50,000 for any single project or related series of projects;

          (x) any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses;

          (xi) any contract which involves payments or receipts by the Company of more than $50,000;

          (xii) any contract not made in the ordinary course; or

          (xiii) any contract for any purpose (whether or not made in the ordinary course of the business or otherwise not required to be listed or described in SCHEDULE 5.19) which is material to the Company or its business.


     SCHEDULE 5.19 also contains a list and description of each express warranty given or offered by the Company prior to the date hereof covering any class or group of products sold or distributed by the Company and other express warranties covering any material product sold or distributed by the Company, in each case which warranty is in effect on the date hereof or will be in effect on the Effective Date. The reserve for liabilities with respect to warranty claims contained in the Balance Sheet fairly reflects in all material respects the amount required in accordance with generally accepted accounting principles to be shown thereon as of the Balance Sheet Date and the reserve for such liabilities to be contained in the books and records of the Company on the Effective Date will fairly reflect in all material respects the amount required in accordance with generally accepted accounting principles to be shown thereon as of the Effective Date.

     5.20. STATUS OF CONTRACTS. Except as set forth in the Schedules attached hereto, each of the leases, contracts and other agreements listed in SCHEDULES 5.11, 5.14, 5.15, 5.17 and 5.19 (collectively, the "COMPANY AGREEMENTS") constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except as set forth in SCHEDULE 5.3 and except for those Company Agreements which by their terms will expire prior to the Effective Time or are otherwise terminated prior to the Effective Time in accordance with the provisions hereof) will continue in full force and effect after the Effective Time, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. The

Company has fulfilled and performed in all material respects its obligations under each of the Company Agreements, and the Company is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Company Agreements and, to the best knowledge of the Company, no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or, to the best knowledge of the Company, by any such other party. The Company is not currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder. None of the Company Agreements contains terms unduly burdensome to the Company or is harmful to its business. Complete and correct copies of each of the Company Agreements have heretofore been delivered to Parent.

     5.21. NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as set forth in
SCHEDULE 5.21:

          (i) the Company's assets and their uses comply with all applicable Requirements of Laws and Court Orders;

          (ii) the Company has complied with all Requirements of Laws and Court Orders which are applicable to the Company's assets or its business;

          (iii) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the best knowledge of the Company or the Shareholder Representative, threatened against or affecting the Company or its assets or business nor, to the best knowledge of the Company, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which the Company is the plaintiff or claimant;

          (iv) there is no action, suit or proceeding pending or, to the best knowledge of the Company, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and

          (v) to the best knowledge of the Company, no United States federal or state legislative or regulatory proposal has been adopted or is pending which could adversely affect the Company's business in any material respect.


The Company and its officers and directors are fully insured for those matters set forth on SCHEDULE 5.21.

     5.22. ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 5.22:

          (i) the Company's past and present operations of the Company's business have complied and are in compliance with all applicable Environmental Laws;

          (ii) the Company obtained all environmental, health and safety Governmental Permits necessary for the operation of its business, and all such Governmental Permits are in good standing and the Company is in compliance with all terms and conditions of such permits;

          (iii) (A) none of the Company, nor any of the Company Properties or its past or present operations, is subject to any on-going investigation by, order from or agreement with any Person (including without limitation any prior owner or operator of any Company Property) respecting (x) any Environmental Law, (y) any Remedial Action or (z) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment and (B) there is not any Release of any Contaminant on, to, at or under any Company Property; (iv) the Company is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

          (v) the Company has not:

               1.   reported a Release of a hazardous substance pursuant to
                    SECTION 103(a) of CERCLA, or any state equivalent;

               2.   filed a notice pursuant to SECTION 103(c) of CERCLA;

               3. filed notice pursuant to SECTION 3010 of RCRA, indicating the generation of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent; or

               4. filed any notice under any applicable Environmental Law reporting a substantial violation of any applicable Environmental Law;

          (vi) there is not now, nor to the best knowledge of the Company has there ever been, on or in any Company Property:

               1. any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent that requires or required a Governmental Permit pursuant to SECTION 3005 of RCRA; or

               2. any underground storage tank or surface impoundment or landfill or waste pile.

          (vii) to the best knowledge of the Company, there is not now on or in any Company Property any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment;

          (viii) the Company has not received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment on any Company Property or generated by the Company;

          (ix) no Company Property has been listed or, to the best knowledge of the Company, proposed for listing on the National Priorities List pursuant to CERCLA, on the Comprehensive Environmental Response, Compensation and Liability Information System List or any state list of sites requiring Remedial Action;

          (x) the Company has not sent or arranged for the transport of any Contaminant to any site listed on the National Priorities List pursuant to CERCLA or that otherwise could give rise to liability on the part of the Company for Remedial Action, Losses or Expenses;

          (xi) no Environmental Encumbrance has attached to any Company
     Property;

          (xii) to the best knowledge of the Company, any asbestos-containing material which is on or part of any Company Property (excluding any raw materials used in the manufacture of products or products themselves) is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law; and

          (xiii) none of the products that the Company manufactures, distributes or sells in connection with its business, now or in the past, contains asbestos or asbestos-containing material.

     5.23. INSURANCE. The Company maintains policies of fire and casualty, liability (general, products and other liability), workers' compensation and other forms of insurance and bonds in such amounts and against such risks and losses as are insured against by companies engaged in the same or a similar business. SCHEDULE 5.23 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company during the period from January 1, 1999 up to and including on the date hereof. The Company shall keep or cause such insurance or comparable insurance in full force and effect through the Effective Date. The Company has complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Except as disclosed in SCHEDULE 5.23, the full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and to the best knowledge of the Company, no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of the policyholder or the insured thereunder. Each of such policies is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement. The Company has delivered to Parent correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Company's assets.

     5.24. CUSTOMERS AND SUPPLIERS. Set forth in SCHEDULE 5.24 hereto is (i) a list of names and addresses of the ten largest customers and the ten largest suppliers (measured by dollar volume of purchases or sales in each case) of the Company and the percentage of the Company's business which each such customer or supplier represents or represented during 1999 and the period January 1, 2000 through June 30, 2000; and (ii) copies of the forms of purchase order for inventory and other supplies and sales contracts for finished goods used by the Company. Except as set forth in SCHEDULE 5.24, there exists no actual or, to the best knowledge of the Company, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company with any customer or group of customers listed in SCHEDULE 5.24, or whose purchases individually or in the aggregate are material to the operations of the Company's business, or with any supplier or group of suppliers listed in
SCHEDULE 5.24, or whose sales individually or in the aggregate are material to the operations of the Company's business, and there exists no present or future condition or state of facts or circumstances involving customers, suppliers or sales representatives which the Company can now reasonably foresee would materially adversely affect the Company's business or prevent the conduct of such business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted.

     5.25. BUDGETS. SCHEDULE 5.25 sets forth (a) as of the date hereof the budgets of capital, payroll and other expenditures of the Company prepared in the ordinary course of its business for the fiscal year ending December 31, 2000 and (b) the total capital expenditures through June 30, 2000, if any, for each capital expenditure project for which funds are proposed to be expended during 2000.

5.26. CONSENT MATERIALS. The materials (collectively, the "CONSENT MATERIALS") to be prepared by the Company in accordance with SECTION 7.1 and used in connection with obtaining approval by the Shareholders of the Merger, this Agreement and the transaction contemplated hereby (the "SHAREHOLDER CONSENT") will, when prepared by the Company and distributed to the Shareholders, comply in all material respects with the provisions of the WBCA and will not, at the time of the mailing of the Consent Materials, at the time the Company obtains Shareholder Consent or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; PROVIDED, that the Company makes no representation with respect to information concerning Parent supplied by Parent to the Company for inclusion in the Consent Materials.

     5.27. REQUIRED VOTE OF SHAREHOLDERS. The affirmative vote of the holders of
(i) a majority of the outstanding shares of Company Common Stock and (ii) two-thirds (2/3) of the outstanding shares of Preferred Stock is required to approve this Agreement. The affirmative vote of two-thirds (2/3) of the outstanding shares of Preferred Stock is required to effect the automatic conversion of all of the shares of Preferred Stock into Common Stock. No other vote of the Shareholders is required by law, the Company's Articles of Incorporation or Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated by this Agreement.

     5.28. NO FINDER. Neither the Company nor any Person acting on behalf of the Company has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, other than to H & Q, whose fees and expenses will be deducted from the Purchase Price. Complete and correct copies of the engagement and indemnification agreements entered into with H & Q have been furnished to Parent.

     5.29. ULTIMATE PARENT ENTITY. The Company is the only "ultimate parent entity" (as defined in 16 C.F.R. Sec. 801.1(a)(3) (1999)) of the Company. The "person" (as defined in 16 C.F.R. Sec. 801.1(a)(1) (1999)) of which the Company is the "ultimate parent entity" does not have "annual net sales" (as defined in 16 C.F.R. Sec. 801.11 (1999)) or "total assets" (as defined in 16 C.F.R.
Sec. 801.11 (1999)) of $10 million or more.

     5.30. DISCLOSURE. None of the representations or warranties of the Company and the Shareholders Representative contained herein and none of the information contained in the Schedules referred to in this ARTICLE V or in the opinion referred to SECTION 9.11 is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

                                   ARTICLE VI

              REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO


         As an inducement to the Company and the Shareholder Representative to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Mergerco hereby jointly and severally represent and warrant to the Company and the Shareholder Representative and agree as follows:

     6.1. ORGANIZATION AND CAPITAL STRUCTURE. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. Mergerco is a corporation duly organized and validly existing under the laws of the State of Washington. Mergerco was organized solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with this Agreement.

     The authorized capital of Mergerco consists of 1,000 share of Company Common Stock, par value $.01 per share, of which 1,000 have been issued and are outstanding and none are held as treasury shares. All of the outstanding shares of capital stock of Mergerco are validly issued, fully paid and nonassessable and owned of record and beneficially by Parent, free from all Encumbrances.

     6.2. AUTHORITY. Parent has full corporate power and authority to execute, deliver and perform this Agreement and all of the Parent Ancillary Agreements. The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements by Parent have been duly authorized, approved and adopted by Parent's board of directors and, except for the approval of this Agreement by Parent as the sole shareholder of Mergerco in accordance with SECTION 7.2, no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, the Parent Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by Parent and is the legal, valid and binding obligation of Parent enforceable in accordance with its terms and each of the Parent Ancillary Agreements has been duly authorized by Parent and upon execution and delivery by Parent will be a legal, valid and binding obligation of Parent enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).


     Mergerco has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Mergerco have been duly authorized, approved and adopted by Mergerco's board of directors and, except for the approval of this Agreement by Parent in accordance with SECTION 7.2 and the filing contemplated by SECTION 4.2, no other corporate proceedings on the part of Mergerco are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Mergerco and is the legal, valid and binding agreement of Mergerco enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).


     Neither the execution and delivery of this Agreement or any of the Parent Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of Parent's or Mergerco's assets under, (1) the Certificate of Incorporation of Parent, the Articles of Incorporation of Mergerco, or the Bylaws of Parent or Mergerco, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which either Parent or Mergerco is a party or any of their respective assets or business is subject or by which either Parent or Mergerco is bound, (3) any Court Order to which either Parent or Mergerco is a party or by which either Parent or Mergerco is bound or (4) any Requirements of Laws affecting Parent or Mergerco, except for, in the case of clauses (2) or (3) of this subparagraph (ii), any such conflicts, breaches, defaults, rights or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole, materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

          (ii) require the approval, consent, authorization or act of, or the making by either Parent or Mergerco of any declaration, filing or registration with, any Person, except for the filing contemplated by
     SECTION 4.2.

     6.3. INFORMATION SUPPLIED BY PARENT FOR CONSENT MATERIALS. None of the information supplied by Parent in writing for inclusion in the Consent Materials will, at the time of the mailing of the Consent Materials, at the time of the Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     6.4. NO FINDER. Neither Mergerco or Parent nor any Person acting on behalf of Mergerco or Parent has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                                  ARTICLE VII

                       ACTION PRIOR TO THE EFFECTIVE TIME

     The respective parties hereto covenant and agree to take the following actions between the date hereof and the Effective Time:

     7.1. ACTION BY THE COMPANY; SHAREHOLDER MEETING AND PREPARATION OF THE CONSENT MATERIALS.

     (a) The Company shall prepare the Consent Materials as promptly as possible after the date hereof and shall submit the proposed Consent Materials to Parent and its counsel not less than five days prior to submitting the Consent Materials to the Shareholders. Parent shall furnish the Company with such information concerning Parent as shall be required to be included in the Consent Materials. The Company shall use commercially reasonable best efforts to mail the Consent Materials to Shareholders on or before August 4, 2000. If prior to the Effective Time either (i) the Company determines that the Consent Materials need to be amended or supplemented in order for the representation and warranty of the Company in SECTION 5.26 to be correct or (ii) Parent determines that the Consent Materials need to be amended or supplemented in order for the representation and warranty of Parent and Mergerco in SECTION 6.3 to be correct, the Company or Parent, as the case may be, shall notify the other of such determination and shall deliver to the other such amendment or supplement as such party believes is necessary to make such representation and warranty correct. The Company shall consider all such amendments proposed by Parent, and shall cause all such amendments or supplements that the parties reasonably believe are necessary to be mailed to the Shareholders as soon as practicable after such delivery.

     (b) The Company shall properly obtain from the Shareholders (1) approval of the Merger and this Agreement and (2) in the case of the Preferred Stock Holders, the necessary approval to effect the automatic conversion, immediately prior to the consummation of the Merger, of all of the shares of Preferred Stock into shares of Company Common Stock. The Company will, through its Board of Directors, recommend to the Shareholders the approval of this Agreement as required by (i) the Articles of Incorporation and Bylaws of the Company (including the approval and adoption by the Preferred Stock Holders) and (ii) the WBCA. The Company shall use commercially reasonable best efforts to obtain such approvals on or before August 25, 2000.

     7.2. ACTION BY PARENT. Parent, as the sole shareholder of Mergerco, shall take such actions as may be necessary to approve the Merger and this Agreement as required by the WBCA.

     7.3. INVESTIGATION OF THE COMPANY BY PARENT. The Company shall afford to the officers, employees and authorized representatives of Parent (including, without limitation, its independent public accountants, attorneys, environmental consultants and financial advisors) complete access during normal business hours to the offices, properties, employees and business and financial records (including, without limitation, computer files, retrieval programs and similar documentation) of the Company to the extent Parent shall deem necessary or desirable, and shall furnish to Parent or its authorized representatives such additional information concerning the operations, properties and business of the Company as may be reasonably requested to enable Parent or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of the Company and the Shareholder Representative contained in this Agreement have been complied with and to determine whether the conditions set forth in ARTICLE IX have been satisfied. Parent agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company. Without limiting the foregoing, the Company shall permit Parent, or its representatives, to conduct an environmental audit of any of the Owned Real Property or the Leased Real Property with respect to any environmental health and safety issues deemed material by Parent. No investigation made by Parent or its representatives hereunder shall affect the representations and warranties of the Shareholder Representative hereunder.

     7.4. PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in ARTICLE V or VI of this Agreement inaccurate as of the Effective Time. Each party shall promptly notify the other parties of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Company shall promptly notify Parent of any lawsuit, claim, proceeding or investigation that may be instituted or threatened against the Company which would have been listed in
SCHEDULE 5.22 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

     7.5. CONSENTS OF THIRD PARTIES; GOVERNMENTAL APPROVALS.

     (a) The Company will act diligently and reasonably to secure, before the Effective Time, the consent, approval or waiver, in form and substance reasonably satisfactory to Parent, from any party to any Company Agreement required to satisfy the conditions set forth in SECTION 9.5; PROVIDED that no party hereto shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and PROVIDED, FURTHER, that the Company shall not make any agreement or understanding affecting the Company or its assets or business as a condition for obtaining any such consents or waivers except with the prior written consent of Parent. During the period prior to the Effective Time, Parent shall act diligently and reasonably to cooperate with the Company to obtain the consents, approvals and waivers contemplated by this
SECTION 7.5(a).

     (b) During the period prior to the Effective Time, the parties hereto shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in SECTION 9.4; PROVIDED that the Company shall not make any agreement or understanding affecting the Company or its assets or business as a condition for obtaining any such consents or approvals except with the prior written consent of Parent.

     7.6. CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. (a) Except as expressly contemplated by this Agreement, the Company shall carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and preserve its relationships with customers, suppliers and others having business dealings with it (except, in each case, with the prior written consent of Parent). Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

          (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its Shareholders in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than any issuances of its securities upon the exercise of any outstanding options to purchase such securities or upon the conversion of any outstanding convertible securities that are convertible into such securities) or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof;

          (ii) except as set forth in clause (i) above, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities (including, without limitation, any rights, warrants or options to acquire any shares of its capital stock or other securities);

          (iii) amend its Articles of Incorporation or Bylaws;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (v) incur or assume any indebtedness for borrowed money, enter into (as lessee) any capitalized lease obligation, guarantee any such indebtedness or obligation, issue or sell any debt securities, guarantee any debt securities of others or make any loans, advances or capital contributions to, or investments in, any other Person, except the incurrence and/or guarantee of indebtedness to fund working capital;

          (vi) make or incur any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $200,000;

          (vii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof in the ordinary course of business consistent with past practice;

          (viii) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure;

          (ix) enter into or adopt, or amend, any bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into or amend any employee benefit plan or employment, consulting or management agreement, other than any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable law;

          (x) make any change in accounting practices or policies applied in the preparation of the financial statements referred to in SECTION 5.4, except as required by generally accepted accounting principles;

          (xi) modify any of the agreements, understandings, obligations, commitments, indebtedness or other obligations set forth in any of the Schedules to this Agreement, enter into any agreement, understanding, obligation or commitment, or incur any indebtedness or obligation, of the type that would have been required to be listed on SCHEDULE 5.19 if in existence on the date hereof, or enter into any contract which requires any approval or consent by any other Person to the transactions contemplated by this Agreement;

          (xii) pay or commit to pay any bonus to any officer or employee of the Company or make any other material change in the compensation of its employees;

          (xiii) make any change in its business or operations or make any expenditure which shall exceed the amount, as set forth in SCHEDULE 5.25, budgeted therefor;

          (xiv) make any capital expenditure or enter into any contract or commitment therefor, other than capital expenditures or commitments for capital expenditures referred to in the applicable budget contained in
     SCHEDULE 5.25;

          (xv) enter into any contract for the purchase of real property or for the sale of any Owned Real Property or exercise any option to purchase real property listed in SCHEDULE 5.10 or any option to extend a lease listed in
     SCHEDULE 5.11;

          (xvi) sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Company's assets, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Company's business consistent with past practice and other than Permitted Encumbrances;

          (xvii) cancel any debts owed to or claims held by the Company (including the settlement of any claims or litigation) other than in the ordinary course of the Company's business consistent with past practice;

          (xviii) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;

          (xix) delay or accelerate payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice;

          (xx) allow the levels of raw materials, supplies, work-in-process or other materials included in its inventory to vary in any material respect from the levels customarily maintained in its business;

          (xxi) enter into any transaction with Affiliates, other than on an arms' length basis;

          (xxii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods after the Closing Date or accelerating deductions to periods prior to the Closing Date);

          (xxiii) take any material action in respect of the intellectual property rights of the Company, including in respect of patents or patent applications, except in the ordinary course of business; or

          (xxiv) enter into any other transaction affecting the business of the Company, other than in the ordinary course of business consistent with past practice or as expressly contemplated by this Agreement.

     7.7. NOTIFICATION BY THE COMPANY OF CERTAIN MATTERS. During the period prior to the Effective Time, the Company shall promptly advise Parent in writing of (i) any change of event having a Material Adverse Effect on the Company, (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) any material default under any Company Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Effective Time and of which the Company has knowledge.

     7.8. MUTUAL COOPERATION; REASONABLE BEST EFFORTS. The parties hereto shall cooperate with each other, and shall use their respective reasonable best efforts to cause as promptly as possible the fulfillment of the conditions to each other party's obligations hereunder, including without limitation SECTIONS
9.3 and 10.2, and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the foregoing shall not require Parent or the Company to make any divestiture or consent to any divestiture in order to obtain any consent, authorization or fulfill any condition or approval.

     7.9. COMPANY STOCK OPTIONS. (a) Prior to the Effective Time, the Company shall terminate the 1995 Stock Option Plan and the 1999 Stock Option Plan and any other stock-based incentive plan or arrangement providing for compensation or consideration wholly or partially in the form of shares of Company Common Stock or any other capital stock of the Company (collectively, the "STOCK OPTION PLANS"), and shall grant no additional options, awards or rights ("COMPANY STOCK OPTIONS") under such Stock Option Plans on or after the date of this Agreement, except such options, awards or rights that the Company has, prior to the date of this Agreement agreed to grant or proposed to grant (subject to approval by the Company's Board of Directors) in connection with the commencement of an individual's employment with the Company or in connection with an employee's promotion to a new position, all of which are set forth on SCHEDULE 7.9.
SCHEDULE 7.9 identifies each Company Stock Option as of the date of this Agreement, the Stock Option Plan pursuant to which such Company Stock Option was granted, the holder of such Company Stock Option, the number of shares subject to such Company Stock Option, the current exercise price of such Company Stock Option and whether such Company Stock Option is an incentive stock option under
Section 422 of the Code.

     (b) The Company shall take all actions necessary or appropriate to cause all Company Stock Options that are, or as a result of the transactions contemplated by this Agreement become, outstanding, vested and exercisable immediately prior to the Effective Time to be exercised, effective immediately prior to the Effective Time and contingent on the Closing of the Merger, in accordance with their terms and the individual agreements and plans governing such Company Stock Options. The holder of any Company Stock Option (each an "OPTION HOLDER") that is partially or fully vested and is not exercised as of the Effective Time will be entitled to receive, in consideration thereof, for each share of Company Common Stock subject to the vested portion of the Company Stock Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject thereto. The amounts payable pursuant to this SECTION 7.9(b) shall be paid as soon as reasonably practicable following the Closing Date without interest thereon and shall be subject to and made net of all applicable withholding taxes. Upon receipt of such payment in respect of the vested portion of any Company Stock Option, such vested portion of the Company Stock Option shall be cancelled. The receipt by the Option Holder of the consideration contemplated by this SECTION 7.9(b) shall be deemed a release of any and all rights the Option Holder thereof had or may have had in respect of the applicable Company Stock Option with respect to the vested portion of such Company Stock Option.

     (c) At the Effective Time, the unvested portion of each Company Stock Option that is outstanding immediately subsequent to the Effective Time shall become and represent an option to purchase the number of shares of common stock ("PARENT COMMON STOCK") of Parent under Parent's stock option plan (a "SUBSTITUTE OPTION") determined by dividing (i) the number of shares of Company Common Stock subject to the unvested portion of such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio (as defined in SECTION 7.9(e), at an exercise price per share of Parent Common Stock (rounded up to the nearest cent), equal to the exercise price per share of Company Common Stock immediately prior to the Effective Time multiplied by the Exchange Ratio. Any fractional shares of Parent Common Stock resulting from the formula described in the foregoing sentence shall be rounded down to the nearest whole number. It is the intention of the parties that the above formula shall be applied in a manner consistent with Section 424(a) of the Code. Parent will grant incentive stock options to acquire Parent Common Stock as Substitute Options for incentive stock options to acquire Company Common Stock and grant nonqualified stock options to acquire Parent Common Stock as Substitute Options for nonqualified stock options to acquire Company Common Stock. After the Effective Time, each Substitute Option shall be subject to the terms and conditions of the Parent's stock option plan and standard terms and conditions of options granted thereunder, except that each Substitute Option shall provide that: (i) upon the first anniversary of the Closing Date such option shall be vested and exercisable for one-half (1/2) of the shares of Parent Common Stock subject to such Substitute Option as of the Closing Date; (ii) upon the second anniversary of the Closing Date such option shall be vested and exercisable for three-fourths (3/4) of the shares of Parent Common Stock subject to such Substitute Option as of the Closing Date; and (iii) upon the third anniversary of the Closing Date such option shall be fully vested and exercisable for all of the shares of Parent Common Stock subject to such Substitute Option as of the Closing Date. Notwithstanding the foregoing, Parent may take any action or make any amendment to the Substitute Options as Parent deems necessary or advisable so that the Substitute Options comply with the requirements of Section 424(a) of the Code.

     (d) The Company (i) shall take all action necessary to implement the provisions of this SECTION 7.9, including amending the agreements representing the outstanding stock option awards under the 1999 Stock Option Plan pursuant to resolution by the Company's Board of Directors in form and substance satisfactory to Parent and obtaining the written consent of each Option Holder of a 1999 Company Stock Option to such amendments in form and substance satisfactory to Parent, and (ii) shall provide Parent with duly executed copies of such amendments and consents prior to the Effective Time. Prior to the Effective Time, the Company shall use its best efforts to obtain any other necessary consents or releases from the Option Holders and to take any such other lawful action as may be necessary or appropriate to give effect to this
SECTION 7.9.

     (e) For purposes of this SECTION 7.9, the "Exchange Ratio" shall be determined by dividing the Per Share Parent Price by the Per Share Company Price. The "Per Share Parent Price" shall be the average per share closing price for Parent Common Stock as listed on the New York Stock Exchange for the 10 trading days immediately prior to the Closing Date and the "Per Share Company Price" shall be the Fully Diluted Per Share Price.

     7.10. STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent, Mergerco and the Company and the respective Boards of Directors of Mergerco and the Company shall use their best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     7.11. TERMINATION OF COMPANY 401(k) PLAN. The Company shall terminate the Company's 401(k) Plan prior to the Effective Date and shall deliver to Parent a written resolution, in form and substance acceptable to Parent, effecting such termination on or before the Effective Date.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

     8.1. EMPLOYEE BENEFITS. In the event that employees of the Company become eligible to participate in any of Parent's employee benefit plans or programs in accordance with the terms and conditions of the applicable Parent benefit plans and programs and applicable law, such employees shall receive credit for their length of service with the Company for purposes of eligibility and vesting under Parent's employee benefit plans and programs, including, without limitation, employee pension and welfare benefit plans

                                   ARTICLE IX

           CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGERCO

     The obligations of Parent and Mergerco under this Agreement shall, at the option of Parent and Mergerco, be subject to the satisfaction, on or prior to the Effective Time, of the following conditions:

     9.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES.

     (a) There shall have been no material breach by the Company or the Shareholder Representative in the performance of any of their respective covenants and agreements herein; none of the representations or warranties of the Company or the Shareholder Representative contained or referred to herein shall be untrue or incorrect in any respect at the Effective Time and such representations and warranties shall be true and correct as though made at the Effective Time, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Parent and Mergerco or any transaction permitted by SECTION 7.6; and there shall have been delivered to Parent and Mergerco a certificate or certificates to such effect, dated the Effective Date and signed on behalf of the Company by the President or any Vice President of the Company and by the Shareholder Representative.

     (b) There shall have been no material breach by any Significant Shareholder in the performance of any of its covenants and agreements contained in the applicable Voting Agreement; none of the representations or warranties of such Significant Shareholder contained or referred to in the applicable Voting Agreement shall be untrue or incorrect in any respect at the Effective Time and such representations and warranties shall be true and correct as though made at the Effective Time; and there shall have been delivered to Parent and Mergerco a certificate or certificates to such effect, dated the Effective Date and signed on by such Significant Shareholder.

     9.2. NO CHANGES OR DESTRUCTION OF PROPERTY. Between the date hereof and the Effective Time, there shall have been (a) no change or event having a Material Adverse Effect on the Company; (b) no material adverse federal or state legislative or regulatory change affecting the Company's business or its products or services; and (c) no material damage to the Company's assets by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to Parent and Mergerco a certificate or certificates to such effect, dated the Effective Date and signed on behalf of the Company by the President or any Vice President of the Company and on behalf of the Shareholder Representative by the President or any Vice President of the Shareholder Representative.

     9.3. NO RESTRAINT OR INJUNCTION. No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

     9.4. NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are either specified in
SCHEDULE 5.3 or otherwise required to be obtained prior to the Closing by applicable Requirements of Laws or which are necessary to prevent a Material Adverse Effect on the Company.

     9.5. NECESSARY CONSENTS. The Company or the Shareholder Representative shall have received consents, in form and substance reasonably satisfactory to Mergerco and Parent, to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which the Company is a party or by which the Company or any of its assets is affected and which are specified in
SCHEDULE 9.5 or are otherwise necessary to prevent a Material Adverse Effect on the Company.

     9.6. SHAREHOLDER APPROVAL AND CONVERSION OF PREFERRED STOCK. (a) This Agreement shall have been duly approved by the requisite votes of the Shareholders in accordance with the WBCA and the Articles of Incorporation and Bylaws of the Company, including the approval by the Preferred Stock Holders.

(b) The Preferred Stock Holders shall have taken such action as is necessary under the Articles of Incorporation and Bylaws of the Company and the WBCA to effect the automatic conversion, immediately prior to the consummation of the Merger, of all shares of Preferred Stock into shares of Company Common Stock in accordance with the terms and subject to the conditions of the Articles of Incorporation of the Company.

     9.7. DISSENTERS' RIGHTS. Holders of not more than 5% of the outstanding shares of Company capital stock shall have properly exercised and not revoked their rights to dissent to the Merger under Chapter 23B.13 of the WBCA.

     9.8. EFFECTIVE AGREEMENTS. Each of the Foster Employment Agreement, the Employment Agreements, the Non-Competition Agreements, the Foster
Non-Competition Agreement, the Escrow Agreement and the Voting Agreements shall be in full force and effect.

     9.9. OTHER CONVERTIBLE SECURITIES. In addition to the Preferred Stock, any other outstanding securities, options, warrants or other rights to purchase that are convertible into or exercisable for Company Common Stock or any other capital stock of the Company shall have been fully converted or exercised for Company Common Stock or cancelled, and thereafter no holder of any such instrument shall any rights to acquire any equity security of the Company, the Surviving Corporation or Parent.

     9.10. AGREEMENT WITH WIDEBAND. The Company shall have entered into a License Agreement with Wideband Semiconductor, Inc. on terms and conditions reasonably satisfactory to Parent, and such agreement shall be in full force and effect.

     9.11. OPINION OF INTELLECTUAL PROPERTY COUNSEL. The Company shall have received an opinion from Fulbright & Jaworski, its intellectual property counsel, substantially in the form of the opinion issued to the Company by Fulbright & Joworski dated June 16, 2000.

                                   ARTICLE X

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                                 OF THE COMPANY

     The obligations of the Company under this Agreement shall, at the option of the Company, be subject to the satisfaction, on or prior to the Effective Time, of the following conditions:

     10.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Parent or Mergerco in the performance of any of their respective covenants and agreements herein; none of the representations or warranties of Parent or Mergerco contained or referred to herein shall be untrue or incorrect in any respect at the Effective Time and such representations and warranties shall be true and correct at the Effective Time as though made at the Effective Time, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company and the Shareholder Representative; and there shall have been delivered to the Company and the Shareholder Representative a certificate or certificates to such effect, dated the Effective Date and signed on behalf of Parent by the President or any Vice President of Parent and on behalf of Mergerco by the President or any Vice President of Mergerco.

     10.2. NO RESTRAINT OR INJUNCTION. No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction of other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

     10.3. NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws.

     10.4. SHAREHOLDER APPROVAL. This Agreement shall have been duly approved by the requisite vote of the Shareholders in accordance with the WBCA and the Articles of Incorporation and Bylaws of the Company; PROVIDED, HOWEVER, that this condition shall not be effective if its failure is primarily the result of the Company's failure to perform its obligations under SECTION 7.1.

     10.5. EFFECTIVE AGREEMENTS. The Escrow Agreement shall be in full force and effect.

                                   ARTICLE XI

                                   TERMINATION

     11.1. TERMINATION RIGHTS. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Time:

     (a)  by the mutual consent of all of the parties hereto;

     (b) by any party if the Effective Time shall not have occurred on or before September 30, 2000 (or such later date as may be mutually agreed to by all of the parties hereto);

     (c) by Parent in the event of any material breach by the Shareholder Representative or the Company of any of their respective agreements, representations or warranties contained herein and the failure of the Shareholder Representative or the Company to cure, within seven days after receipt of notice from Parent requesting that such breach be cured; or

     (d) by the Company in the event of any material breach by Parent or Mergerco of any of their respective agreements, representations or warranties contained herein and the failure of Parent to cure such breach, or cause Mergerco to cure such breach, within seven days after receipt of notice from the Company requesting that such breach be cured.

     11.2. NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to SECTION 11.1 shall give notice of such termination to each of the other parties to this Agreement.

     11.3. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this ARTICLE XI, all further obligations of the parties under this Agreement (other than SECTIONS 12.2 and 12.9) shall be terminated without further liability of any party to the others; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

                                  ARTICLE XII

                               GENERAL PROVISIONS

     12.1. SURVIVAL OF OBLIGATIONS. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

     12.2. CONFIDENTIAL NATURE OF INFORMATION. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Parent and Mergerco, to their counsel, accountants, financial advisors or lenders, and, in the case of the Company and the Shareholder Representative, to their counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Merger; PROVIDED, HOWEVER, that after the Effective Time, Parent and the Surviving Corporation may use or disclose any confidential information included in the assets of the Company as of the Effective Time or otherwise reasonably related to the assets or business of the Company. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

     12.3. NO PUBLIC ANNOUNCEMENT. No party hereto shall, without the approval of all of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case such party shall so advise the other parties and all parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; PROVIDED that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and Securities and Exchange Commission disclosure obligations.

     12.4. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or four days after being mailed by registered or certified mail, return receipt requested, or one day after being sent by private overnight courier addressed as follows:

     (a)  If to the Company (after the Effective Time), Parent or Mergerco, to:


                           Harris Corporation
                           1025 West NASA Blvd.
                           Melbourne, FL  32919
                           Attention:  Richard Ballantyne

                           with a copy to:

                           Harris Corporation

                           330 Twin Dolphin Drive
                           Redwood Shores, CA  94065
                           Attention:  Samuel Wyman

                           and:

                           Sidley & Austin
                           Bank One Plaza
                           10 South Dearborn Street
                           Chicago, IL  60603
                           Attention:  David Zampa

     (b) If to the Company (prior to the Effective Time) or the Shareholder Representative, to:

                           Wavtrace, Inc.
                           1575 132nd  Avenue NE
                           Bellevue, WA  98005
                           Attention:  President and
                                         Chief Financial Officer

                           with a copy to:

                           Venture Law Group
                           4750 Carillon Point
                           Kirkland, WA  98033
                           Attention:  Craig Sherman

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

     12.5. SUCCESSORS AND ASSIGNS; SHAREHOLDER REPRESENTATIVE.

     (a) The rights of each party under this Agreement shall not be assignable by such party prior to the Effective Time without the written consent of each of the other parties, except that the rights of Parent hereunder may be assigned prior to the Effective time, without the consent of any other party hereto, to any corporation all of the outstanding capital stock of which is owned or controlled by Parent or to any general or limited partnership in which Parent or any such corporation is a general partner; PROVIDED that (i) the assignee shall assume in writing all of Parent's obligations hereunder, (ii) Parent shall not be released from any of its obligations hereunder by reason of such assignment and (iii) the obligations of the Company and the Shareholder Representative under this Agreement shall be subject to the delivery by such assignee, on or prior to the Effective Time, of a certificate signed on its behalf containing representations and warranties similar to those made by Parent in ARTICLE VI. Following the Effective Time, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Parent, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this SECTION 12.5 any right, remedy or claim under or by reason of this Agreement.

     (c) Prior to the Effective Date, the Shareholder Representative may resign at any time by giving 30 days' notice to Parent and the Company; PROVIDED, HOWEVER, that such resignation shall not be effective unless and until a successor Shareholder Representative has been appointed and accepts such position and the terms hereof and of the Escrow Agreement. In such event, Parent and the Company shall appoint a successor Shareholder Representative or, if Parent and the Company are unable to agree upon a successor Shareholder Representative within 30 days after such notice, the Shareholder Representative shall be entitled to appoint its own successor; PROVIDED, HOWEVER, that such successor shall be a Person that satisfies the requirements for a successor Escrow Agent under the Escrow Agreement. Prior to the Effective Date, if the Shareholder Representative dies or is otherwise unable to perform its obligations under this Agreement and would be unable to perform its obligations under the Escrow Agreement after the Effective Date or, in the case of a successor Shareholder Representative that is not a natural Person, becomes bankrupt, insolvent or ceases to exist, then Parent and the Company shall appoint a successor Shareholder Representative or, if Parent and the Company are unable to agree upon a successor Shareholder Representative within 30 days after such event, the successor Shareholder Representative shall be selected by lot from two Persons that satisfy the requirements for a successor Escrow Agent under the Escrow Agreement, one selected by Parent and one selected by the Shareholder Representative. After the Effective Date, the Shareholder Representative may resign at any time by giving 30 days' notice to Parent and the Company; PROVIDED, HOWEVER, that such resignation shall not be effective unless and until a successor Shareholder Representative has been appointed and accepts such position and the terms hereof and of the Escrow Agreement. In such event, Parent and the Shareholder Representative shall appoint a successor Shareholder Representative or, if Parent and the Shareholder Representative are unable to agree upon a successor Shareholder Representative within 30 days after such notice, the successor Shareholder Representative shall be selected by lot from two Persons that satisfy the requirements for a successor Escrow Agent under the Escrow Agreement, one selected by Parent and one selected by the Shareholder Representative. After the Effective Date, if the Shareholder Representative dies or is otherwise unable to perform its obligations under this Agreement or the Escrow Agreement or, in the case of a successor Shareholder Representative that is not a natural Person, becomes bankrupt, insolvent or ceases to exist, then the successor Shareholder Representative shall be selected by lot from three Persons that satisfy the requirements for a successor Escrow Agent under the Escrow Agreement.

     12.6. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits and Schedules referred to herein, the Voting Agreements and the documents delivered pursuant hereto or thereto contain the entire understanding of the parties hereto and thereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto; PROVIDED, that notwithstanding anything herein to the contrary, the parties acknowledge and agree that Section 14 of the Letter Agreement shall remain in full force and effect and shall remain binding upon the parties thereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     12.7. INTERPRETATION. Titles to articles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Except as expressly stated to the contrary herein, all dollar amounts in this Agreement refer to lawful money of the United States of America.

     12.8. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     12.9. FEES AND EXPENSES. Except as otherwise provided in this SECTION 12.9, each of the parties hereto shall bear its own costs and expenses (including, without limitation, fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors), incurred by it or its Affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby (collectively, the "ACQUISITION EXPENSES"); PROVIDED, HOWEVER, that, except for up to $200,000 of Acquisition Expenses of the Shareholder Representative and the Company relating to the transactions contemplated by this Agreement, which $200,000 of Acquisition Expenses are attributable to and shall be borne by the Company, the Acquisition Expenses of the Shareholder Representative and the Company shall be paid out of the Escrow Amount (as defined in the Escrow Agreement) pursuant to the Escrow Agreement.

     12.10. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     12.11. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties.

     12.12. FURTHER ASSURANCES. From time to time after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Mergerco, the Company or otherwise, such deeds and other instruments and to take or cause to be taken such further or other action as shall be necessary or desirable in order to vest or perfect in or to confirm, of record or otherwise, in the Surviving Corporation title to, and possession of, all of the property, rights, privileges, powers, immunities and franchises of Mergerco and the Company and otherwise carry out the purposes of this Agreement.

     12.13. GOVERNING LAW. Except to the extent that Washington law is mandatorily applicable to the Merger and the rights and obligations of the shareholders of the Company and Mergerco, this Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                       HARRIS CORPORATION


                                       By:   /s/ Phillip W. Farmer
                                          --------------------------------------
                                       Name: Phillip W. Farmer
                                       Title: Chairman of the Board, President
                                              and Chief Executive Officer



                                       WT ACQUISITION CORP.


                                       By:   /s/ Phillip W. Farmer
                                          --------------------------------------
                                       Name: Phillip W. Farmer
                                       Title: President


                                       WAVTRACE, INC.


                                       By:   /s/ Thomas T. van Overbeek
                                          --------------------------------------
                                       Name: Thomas T. van Overbeek
                                       Title: President and Chief Executive
                                                Officer


                                             /s/ Thomas T. van Overbeek
                                       -----------------------------------------
                                       THOMAS T. VAN OVERBEEK,
                                       AS THE SHAREHOLDER REPRESENTATIVE

                                                                     Exhibit 2.1

                     FIRST AMENDMENT TO AGREEMENT OF MERGER


     FIRST AMENDMENT TO AGREEMENT OF MERGER, dated as of August 22, 2000 (this "First Amendment"), among HARRIS CORPORATION, a Delaware corporation ("Parent"), WT ACQUISITION CORP., a Washington corporation and wholly owned subsidiary of Parent ("Mergerco"), WAVTRACE, INC., a Washington corporation (the "Company"), and THOMAS T. VAN OVERBEEK, a natural person (the "Shareholder Representative").

                              W I T N E S S E T H:

     WHEREAS, Parent, Mergerco, the Company and the Shareholder Representative have entered into the Agreement of Merger, dated as of July 28, 2000 (the "Merger Agreement"), providing for the merger of Mergerco and the Company upon the terms and subject to the conditions contained therein; and

     WHEREAS, Parent, Mergerco, the Company and the Shareholder Representative desire to amend the Merger Agreement in certain respects in accordance with
SECTION 12.6 thereof.

     NOW, THEREFORE, in consideration of the premises and of the agreements herein contained, the parties hereto agree as follows:

     1. The definition of "Escrow Payment" in SECTION 1.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

     "ESCROW PAYMENT" means any amount payable to the former shareholders of the Company and the holders of Unexercised Vested Options pursuant to the Escrow Agreement.

     2. The definition of "Per Share Closing Payment" in SECTION 1.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

     "PER SHARE CLOSING PAYMENT" means the Closing Consideration DIVIDED BY (i) the number of shares of Company Common Stock (other than such shares held by Parent) outstanding immediately prior to the Effective Time plus (ii) the number of shares of Company Common Stock subject to Unexercised Vested Options.

     3. The definition of "Per Share Escrow Payment" in SECTION 1.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

     "PER SHARE ESCROW PAYMENT" means, in respect of any Escrow Payment, the amount of such payment DIVIDED BY (i) the number of shares of Company Common Stock (other than such shares held by Parent) outstanding immediately prior to the Effective Time plus (ii) the number of shares of Company Common Stock subject to Unexercised Vested Options.

     4. The definition of "Purchase Price" in SECTION 1.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

     "PURCHASE PRICE" means $ 175 million LESS (i) (x) the Fully Diluted Per Share Price less the weighted average of the exercise prices of the unvested options to acquire Company Common Stock multiplied by (y) the number of unvested options to acquire Company Common Stock; (ii) the Fully Diluted Per Share Price multiplied by 14,464,573 (the number of fully diluted shares of Company Common Stock held by Parent); and (iii) the dollar amount that the Company shall owe to Hambrecht & Quist LLC ("H & Q") upon consummation of the Merger pursuant to the letter agreement between the Company and H & Q dated January 24, 2000 PLUS the amount of cash, if any, received by the Company upon exercise of any of the warrants held by parties other than Parent, all as determined immediately prior to the Effective Time.

     5. The following definition of "Unexercised Vested Options" is hereby added to SECTION 1.1 of the Merger Agreement:

     "UNEXERCISED VESTED OPTION" means a Company Stock Option that has vested (or that portion of any Company Stock Option that has vested) but has not been exercised by the Effective Time.

     6. SECTION 3.3(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

     (a) EXCHANGE AGENT. On the Closing Date, Parent shall deposit with an exchange agent to be determined by Parent prior to the Closing (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this ARTICLE III, through the Exchange Agent, cash equal to the Closing Consideration less that portion of the Closing Consideration payable to the holders of Unexercised Vested Options pursuant to
SECTION 7.9 (such cash, together with any earnings with respect thereto, and such certificates being hereinafter referred to as the "EXCHANGE FUND").

     7. The following provision is hereby added as SECTION 3.3(j) of the Merger
Agreement:

     (j) UNEXERCISED VESTED OPTIONS. Unexercised Vested Options shall be treated in accordance with the procedures set forth in SECTION 7.9.

     8. SECTION 7.9(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

     (b) The Company shall take all actions necessary or appropriate to cause all Company Stock Options that are, or as a result of the transactions contemplated by this Agreement become, outstanding, vested and exercisable immediately prior to the Effective Time to be exercised, effective immediately prior to the Effective Time and contingent on the Closing of the Merger, in accordance with their terms and the individual agreements and plans governing such Company Stock

Options. The holder of any Unexercised Vested Option (each an "OPTION HOLDER") will be entitled to receive, in consideration thereof, for each share of Company Common Stock subject to such Unexercised Vested Option, an amount equal to the Merger Consideration; PROVIDED, however that the Per Share Closing Payment payable to each such Option Holder (the "VESTED OPTION CLOSING PAYMENT") shall be reduced by the exercise price per share of such Company Common Stock subject to the Unexercised Vested Option held thereby. The Vested Option Closing Payment shall be paid as soon as reasonably practicable following the Closing Date without interest thereon and shall be subject to and made net of all applicable withholding taxes. Upon receipt of such payment in respect of the vested portion of any Company Stock Option, such vested portion of the Company Stock Option shall be cancelled. The receipt by the Option Holder of the consideration contemplated by this SECTION 7.9(b) shall be deemed a release of any and all rights the Option Holder thereof had or may have had in respect of the applicable Company Stock Option with respect to the vested portion of such Company Stock Option.

     9. EXHIBIT B to the Merger Agreement is hereby amended and restated to read in its entirety as attached hereto as ANNEX A.

     10. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

     11. The Merger Agreement, as amended by this First Amendment, shall remain in full force and effect in accordance with its terms. This First Amendment may be executed in one or more counterparts.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first written above.


                                       HARRIS CORPORATION


                                       By:   /s/ Bryan R. Roub
                                          --------------------------------------
                                             Name:  Bryan R. Roub
                                             Title: Senior Vice President and
                                                      Chief Financial Officer



                                       WT ACQUISITION CORP.


                                       By:   /s/ Bryan R. Roub
                                          --------------------------------------
                                             Name:  Bryan R. Roub
                                             Title: Senior Vice President and
                                                      Chief Financial Officer


                                       WAVTRACE, INC.


                                       By:   /s/ Thomas T. van Overbeek
                                          --------------------------------------
                                             Name:  Thomas T. van Overbeek
                                             Title:  President and Chief
                                                       Executive Officer


                                             /s/ Thomas T. van Overbeek
                                       -----------------------------------------
                                       THOMAS T. VAN OVERBEEK,
                                       as the Shareholder Representative